UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 25, 2008
ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02199 (Commission File Number)	39-0126090 (IRS Employer Identification Number)
5075 Westheimer, Suite 890
Houston, Texas 77056
(Address of principal executive offices)
(713) 369-0550
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     ANNUAL REPORT UPDATE
     Unless the context requires otherwise, references in this Current Report to “Allis-Chalmers,” “we”, “us”, “our” and “ours” refer to Allis-Chalmers Energy Inc., together with its subsidiaries.
     We are filing this Current Report on Form 8-K to update certain historical information included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed March 7, 2008 (“Form 10-K”). In particular, we are updating historical results to reflect the reorganization of our reporting segments.
Segment Reporting
     As reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, we reviewed our reporting segments during the first quarter of 2008. Based on this review, we determined that our operational performance would be segmented and reviewed by the Oilfield Services, Drilling and Completion and Rental Services segments. The Oilfield Services segment includes our underbalanced drilling, directional drilling, tubular services and production services operations. The Drilling and Completion segment includes our international drilling operations. As a result, we realigned our financial reporting segments and report the following operations as separate, distinct reporting segments: (1) Oilfield Services, (2) Drilling and Completion and (3) Rental Services.
     The following items of the Form 10-K are being adjusted retrospectively to reflect our reorganization of our reporting segments:
•	Business (Part I, Item 1);

•	Property (Part I, Item 2);

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”)(Part II, Item 7); and

•	Financial Statements and Supplementary Data (Part II, Item 8).
     This new presentation has no effect on our reported net income for any reporting period. The revised sections of the Form 10-K included in this Current Report on Form 8-K have not been otherwise updated for events occurring after the date of the consolidated financial statements, which were originally presented in the Form 10-K. This Current Report on Form 8-K should be read in conjunction with the Form 10-K (except for Part I, Items 1 and 2, and Part II, Items 7 and 8) and our other periodic reports on Form 10-Q and Form 8-K.
Important Additional Information
     In connection with the proposed merger transaction between Allis-Chalmers and Bronco Drilling Company, Inc., Allis-Chalmers and Bronco Drilling have filed a joint proxy statement/prospectus and both companies will file other relevant documents concerning the proposed merger transaction with the SEC. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE MERGER. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and the other documents free of charge at the website maintained by the SEC at www.sec.gov.
     The documents filed with the SEC by Allis-Chalmers may be obtained free of charge from Allis-Chalmers’ website at www.alchenergy.com or by calling Allis-Chalmers’ Investor Relations department at (713) 369-0550. The documents filed with the SEC by Bronco Drilling may be obtained free of charge from Bronco Drilling’s website at www.broncodrill.com or by calling Bronco Drilling’s Investor Relations department at (405) 242-4444. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger transaction. Allis-Chalmers and Bronco Drilling and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective stockholders of each company in connection with the merger transaction. Information about the directors and executive officers of Allis-Chalmers and their ownership of Allis-Chalmers common stock is set forth in its amended annual report on Form 10-K/A filed with the SEC on April 29, 2008 and in subsequent statements of changes in beneficial ownership on file with the SEC. Information about the directors and executive officers of Bronco Drilling and their ownership of Bronco Drilling common stock is set forth in its amended annual report on Form 10-K/A filed with the SEC on April 29, 2008 and in subsequent statements of changes in beneficial ownership on file with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus for the merger.
ITEM 1. BUSINESS
     We provide services and equipment to oil and natural gas exploration and production companies throughout the United States including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally primarily in Argentina and Mexico. We operate in three sectors of the oil and natural gas service industry: Oilfield Services; Drilling and Completion and Rental Services. Our central operating strategy is to provide high-quality, technologically advanced services and equipment. As a result of our commitment to customer service, we have developed strong relationships with many of the leading oil and natural gas companies, including both independents and majors.
     Our growth strategy is focused on identifying and pursuing opportunities in markets we believe are growing faster than the overall oilfield services industry in which we believe we can capitalize on our competitive strengths. Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through strategic acquisitions and organic growth. Our organic growth has primarily been achieved through expanding our geographic scope, acquiring complementary property and equipment, hiring personnel to service new regions and cross-selling our products and services. Since 2001, we have completed 23 acquisitions, including six in 2005, six in 2006 and four in 2007.
     Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are made available free of charge on our website at www.alchenergy.com as soon as reasonably practicable after we electronically file or furnish them to the Securities and Exchange Commission, or SEC.

     We have adopted a Code of Business Ethics and Conduct to provide guidance to our directors, officers and employees on matters of business ethics and conduct. Our Code of Business Ethics and Conduct is available on the investor relations section of our website.
     Information contained on or connected to our website is not incorporated by reference into this annual report on Form 10-K and should not be considered part of this report or any other filing we make with the SEC.
     Divisional and geographic financial information appears in “Item 8. Financial Information — Notes to Consolidated Financial Statements — Note 14.”
Our History
•	We were incorporated in 1913 under Delaware law.

•	We reorganized in bankruptcy in 1988 and sold all of our major businesses. From 1988 to May 2001 we had only one operating company in the equipment repair business.

•	In May 2001, under new management we consummated a merger in which we acquired Oil Quip Rentals, Inc., or Oil Quip, and its wholly-owned subsidiary, Mountain Compressed Air, Inc., or MCA.

•	In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business.

•	In February 2002, we acquired approximately 81% of the capital stock of Allis-Chalmers Tubular Services Inc., or Tubular, formerly known as Jens’ Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc., or Strata.

•	In July 2003, we entered into a limited liability company operating agreement with M-I L.L.C., or M-I, a joint venture between Smith International and Schlumberger N.V., to form a Delaware limited liability company named AirComp LLC, or AirComp. Pursuant to this agreement, we owned 55% and M-I owned 45% of AirComp.

•	In September 2004, we acquired the remaining 19% of the capital stock of Tubular.

•	In September 2004, we acquired all of the outstanding stock of Safco-Oil Field Products, Inc., or Safco.

•	In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, which we refer to collectively as Diamond Air.

•	In December 2004, we acquired Downhole Injection Services, LLC, or Downhole.

•	In April 2005, we acquired all of the outstanding stock of Delta Rental Service, Inc., or Delta.

•	In May 2005, we acquired all of the outstanding stock of Capcoil Tubing Services, Inc., or Capcoil.

•	In July 2005, we acquired M-I’s interest in AirComp, and acquired the compressed air drilling assets of W. T. Enterprises, Inc., or W.T.

•	Effective August 2005, we acquired all of the outstanding stock of Target Energy Inc., or Target.

•	In September 2005, we acquired the casing and tubing assets of IHS/Spindletop, a division of Patterson Services, Inc., a subsidiary of RPC, Inc.

•	In January 2006, we acquired all of the outstanding stock of Specialty Rental Tools, Inc., or Specialty.

•	In April 2006, we acquired all of the outstanding stock of Rogers Oil Tool Services, Inc., or Rogers.

•	In August 2006, we acquired all of the outstanding stock of DLS Drilling, Logistics & Services Corporation, or DLS.

•	In October 2006, we acquired all of the outstanding stock of Petro-Rentals, Incorporated, or Petro Rentals.

•	In December 2006, we acquired all of the outstanding stock of Tanus Argentina S.A., or Tanus.

•	In December 2006, we acquired substantially all of the assets of Oil & Gas Rental Services, Inc., or OGR.

•	In June 2007, we acquired Coker Directional, Inc., or Coker and merged it with Strata.

•	In July 2007, we acquired Diggar Tools, LLC, or Diggar and merged it with Strata.

•	In October 2007, we acquired Rebel Rentals, Inc., or Rebel.

•	In November 2007, we acquired substantially all the assets Diamondback Oilfield Services, Inc. or Diamondback.
     As a result of these transactions, our prior results may not be indicative of current or future operations of those sectors.
Industry Overview
     We provide products and services primarily to domestic onshore and offshore oil and natural gas exploration and production companies. The main factor influencing demand for our products and services is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. Current industry forecasts suggest an increasing demand for oil and natural gas coupled with flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. The EIA forecasts that U.S. oil and natural gas consumption will increase at an average annual rate of 0.8% and 0.3% through 2030, respectively. The EIA estimates that U.S. oil and natural gas production will increase at an average annual rate of 0.4% and 0.3% respectively.
     We anticipate that oil and natural exploration and production companies will continue to increase capital spending for their exploration and drilling programs. According to Lehman Bros. Survey of E&P Spending, U.S. spending in 2008 will increase by 3.5% to $78.5 billion while international spending will increase by 16.16% to $230.24 billion. Baker Hughes rig count data indicates that the average total rig count in the United States increased 92% from an average of 918 in 2000 to 1,763 as of February 29, 2008, while the average natural gas rig count increased 97% from an average of 720 in 2000 to 1,418 as of February 29, 2008. While the number of rigs drilling for natural gas has increased significantly since the beginning of 1996, natural gas production has remained relatively flat over the same period of time. This is largely a function of increasing decline rates for natural gas wells in the United States. The offshore Gulf of Mexico rig count, however, decreased to 58 rigs at February 29, 2008 from 90 rigs in the comparable 2007 period due to the relocation of rigs to the more attractive international markets. We believe that a continued increase in capital expenditure will be required for the natural gas industry to help meet the expected increased demand for natural gas in the United States.
     We believe oil and natural gas producers are becoming increasingly focused on their core competencies in identifying reserves and reducing burdensome capital and maintenance costs. In addition, we believe our customers are currently consolidating their supplier bases to streamline their purchasing operations and benefit from economies of scale.
Competitive Strengths
     We believe the following competitive strengths will enable us to capitalize on future opportunities:
     Strategic position in high growth markets. We focus on markets we believe are growing faster than the overall oilfield services industry and in which we can capitalize on our competitive strengths. Pursuant to this strategy, we have become a significant provider of products and services in directional drilling, underbalanced drilling and rental services. We employ approximately 105 full-time directional drillers, own 30 measurement-while-drilling tools and a fleet of 300 downhole motors. We believe our ability to attract and retain experienced drillers has made us a leader in the segment. We also believe we are one of the largest underbalanced drillers based on amount of air drilling equipment with approximately 260 compressors, boosters and foam units enabling us to provide customized packages. In addition, we have significant operations in what we believe will be among the higher growth oil and natural gas producing regions within the United States and internationally, including the Barnett Shale in North Texas, the Arkoma, Woodford

Shale and Anadarko Basins in Oklahoma, the Fayetteville Shale in Arkansas, onshore and offshore Louisiana, the Piceance Basin in Southern Colorado, all five oil and natural gas producing regions in Mexico, and all five major oil and natural gas producing regions of Argentina.
     Strong relationships with diversified customer base. We have strong relationships with many of the major and independent oil and natural gas producers and service companies in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, Argentina and Mexico. Our largest customers include Pan American Energy, Repsol-YPF, Apache Corporation, BP, Anadarko Petroleum, Oxy, ConocoPhilips, Chesapeake Energy, Newfield Exploration, Nexen Petroleum, XTO Energy, El Paso Corporation, Materiales y Equipo Petroleo, or Matyep and Devon Energy. Since 2002, we have broadened our customer base as a result of our acquisitions, technical expertise and reputation for quality customer service and by providing customers with technologically advanced equipment and highly skilled operating personnel.
     Successful execution of growth strategy. Over the past six years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 23 acquisitions. We strive to improve the operating performance of our acquired businesses by increasing their asset utilization and operating efficiency. These acquisitions and organic growth have expanded our geographic presence and customer base and, in turn, have enabled us to cross-sell various products and services.
     Diversified and increased cash flow sources. We operate as a diversified oilfield service company through our three business segments. We believe that our product and service offerings and geographical presence through our three business segments provide us with diverse sources of cash flow. Our acquisition of DLS in August 2006 increased our international presence and provides stable long-term contracts. Our acquisition of Petro Rentals in October 2006 significantly enhanced our production-related services provided by our Oilfield Services segment and equipment, and our acquisition of substantially all the assets of OGR in December 2006 expanded our Rental Services segment and increased our offshore and international operations.
     Experienced management team. Our executive management team has extensive experience in the energy sector, and consequently has developed strong and longstanding relationships with many of the major and independent exploration and production companies. We believe that our management team has demonstrated its ability to grow our businesses organically, make strategic acquisitions and successfully integrate these acquired businesses into our operations.
Business Strategy
     The key elements of our growth strategy include:
     Mitigate cyclical risk through balanced operations. We strive to mitigate cyclical risk in the industries we operate by balancing our operations between onshore versus offshore; drilling versus production; rental tools versus service; domestic versus international; and natural gas versus crude oil. We will continue to shape our organic and acquisition growth efforts to provide further balance across these five categories. Part of our strategy is to further increase our international operations because they increase our exposure to crude oil and provide opportunities for long-term contracts.
     Expand geographically to provide greater access and service to key customer segments. We have locations in Texas, New Mexico, Colorado, Wyoming, Arkansas, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. Our acquisition of DLS expanded our geographic footprint into Argentina and Bolivia. We plan to continue to establish new locations in the United States and internationally. In 2007, we expanded our presence domestically into non-traditional geographic regions experiencing strong growth and new drilling activity.
     Prudently pursue strategic acquisitions. To complement our organic growth, we have pursued strategic acquisitions which we believe are accretive to earnings, complement our products and services, provide new equipment and technology, expand our geographic footprint and market presence, and further diversify our customer base.

     Expand products and services provided in existing operating locations. Since the beginning of 2004, we have invested approximately $175.2 million in capital expenditures to grow our business organically by investing in new, technologically advanced equipment and by expanding our product and service offerings. This strategy is consistent with our belief that our customers favor modern equipment emphasizing efficiency and safety and integrated suppliers that can provide a broad product and service offering in many geographic locations.
     Increase utilization of assets. We seek to increase revenues and enhance margins by increasing the utilization of our assets with new and existing customers. We expect to accomplish this through leveraging longstanding relationships with our customers and cross-selling our suite of services and equipment, while taking advantage of continued improvements in industry fundamentals. We also expect to continue to implement this strategy in our recently expanded Rental Services segment, thus improving the utilization and profitability of this newly acquired business with minimal additional investment.
Business Segments
     Oilfield Services. We utilize state-of-the-art equipment to provide well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services to our customers, including logging-while-drilling and measurement-while-drilling (MWD) services. We provide specialized equipment and trained operators to perform a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations, which we refer to as tubular services We also provide compressed air equipment, chemicals and other specialized products for underbalanced drilling and production applications. In addition, we provide a variety of quality production-related rental tools and equipment and services, including wire line services, land and offshore pumping services and coil tubing. In addition, we perform workover services with coil tubing units.
     According to Baker Hughes, as of February 29, 2008, 46% of all wells in the United States are drilled directionally and/or horizontally. Management believes directional drilling offers several advantages over conventional drilling including:
•	improvement of total cumulative recoverable reserves;

•	improved reservoir production performance beyond conventional vertical wells; and

•	reduction of the number of field development wells.
     All wells drilled for oil and natural gas require casing to be installed for drilling, and if the well is producing, tubing will be required in the completion phase. We currently provide tubular services primarily in Texas, Louisiana and both onshore and offshore in the Gulf of Mexico and Mexico.
     Underbalanced drilling shortens the time required to drill a well and enhances production by minimizing formation damage. There is a trend in the industry to drill, complete and workover wells with underbalanced operations and we expect the market to continue to grow. With a combined fleet of approximately 260 compressors, boosters and foam units, we believe we are one of the world’s largest providers of underbalanced drilling services in the United States. We also provide premium air hammers and bits to oil and natural gas companies for use in underbalanced drilling. Our broad and diversified product line enables us to compete in the underbalanced market with equipment and services packages engineered and customized to specifically meet customer requirements.
     In 2007, we expanded our directional drilling capability by completing three acquisitions for approximately $37.3 million in total. These were Coker (June 2007), Diggar (July 2007) and Diamondback (November 2007). These acquisitions provided additional directional drillers, downhole motors, and MWD tools and enabled us to expand our presence in the Northern Rockies and the Mid-Continent areas. We now have a team of approximately 105 full-time directional drillers and maintain an inventory of approximately 300 drilling motors. Our straight-hole motors offer an opportunity to capture additional market share. We currently provide our directional drilling services in Texas, Louisiana, Oklahoma, Colorado, Wyoming and West Virginia.

     We expanded our tubular services in September 2005 by acquiring the casing and tubing assets of IHS/Spindletop, a division of Patterson Services, Inc., a subsidiary of RPC, Inc. We paid $15.7 million for RPC, Inc.’s casing and tubing assets, which consisted of casing and tubing installation equipment, including hammers, elevators, trucks, pickups, power units, laydown machines, casing tools and torque turn equipment. The acquisition of RPC, Inc.’s casing and tubing assets increased our capability in tubular services and expanded our geographic capability. We opened new field offices in Corpus Christi, Texas, Kilgore, Texas, Lafayette, Louisiana and Houma, Louisiana. The acquisition allowed us to enter the East Texas and Louisiana market for casing and tubing services as well as offshore in the Gulf of Mexico. Additionally, the acquisition greatly expanded our premium tubing services. In April 2006 we acquired Rogers for $13.7 million. Historically, Rogers rented, sold and serviced power drill pipe tongs and accessories and rental tongs for snubbing and well control applications and provided specialized tong operators for rental jobs. In October 2007 we acquired Rebel Rentals, Inc. for $7.3 million. Rebel owns an inventory of equipment used primarily for tubing installation services in the South Louisiana and Gulf Coast regions.
     In July 2005, we purchased the compressed air drilling assets of W. T., operating in West Texas and acquired the remaining 45% equity interest in AirComp from M-I. The acquired assets include air compressors, boosters, mist pumps, rolling stock and other equipment. We currently provide compressed air drilling services in Alabama, Arkansas, Colorado, Mississippi, New Mexico, Oklahoma, Texas, Utah, West Virginia and Wyoming.
     We provide a variety of quality production-related rental tools and equipment and services, including wire line services, land and offshore pumping services and coiled tubing. In addition, we perform workover services with coiled tubing units. We started offering these services with the acquisition of Downhole, in December 2004, and the acquisition of Capcoil, in May 2005. In October 2006, we expanded our production services with the acquisition of Petro Rentals. Petro Rentals served both the onshore and offshore markets, providing a variety of quality rental tools and equipment and services, with an emphasis on production-related equipment and services, including wire line services and equipment, land and offshore pumping services and coiled tubing. On June 29, 2007, we sold our capillary tubing units and related equipment for approximately $16.3 million. We reported a gain of approximately $8.9 million. The assets sold represented a small portion of our Oilfield Services segment. We currently provide production services in Texas, Louisiana, Arkansas and Oklahoma.
     Drilling and Completion. We provide drilling, completion, workover and related services for oil and natural gas wells. Headquartered in Buenos Aires, Argentina, we operate out of the San Jorge, Cuyan, Neuquen, Austral and Noroeste basins of Argentina. We also offer a wide variety of other oilfield services such as drilling fluids and completion fluids and engineering and logistics to complement our customers’ field organization.
     Our Drilling and Completion segment was established with acquisition of DLS in August 2006 for approximately $117.9 million. We operate a fleet of 56 rigs, including 20 drilling rigs and 35 service rigs (workover and pulling units) in Argentina and one drilling rig in Bolivia. Argentine rig operations are generally conducted in remote regions of the country and require substantial infrastructure and support. In 2007, we placed orders for four drilling rigs and 16 service rigs. Four of the service rigs were delivered in the fourth quarter of 2007, while the remaining rigs are expected to be delivered throughout the first three quarters of 2008. As of February 29, 2008, all of our rig fleet was actively marketed, except for one drilling rig that is presently inactive and would require approximately $6.4 million in capital expenditures to become operational.
     Rental Services. We provide specialized rental equipment, including premium drill pipe, spiral heavy weight drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations. Most wells drilled for oil and natural gas require some form of rental equipment in both the drilling and completion of a well. We have an inventory of specialized equipment, which includes double studded adapters, test plugs, wear bushings, adaptor spools, baskets, spacer spools and other assorted handling tools in various sizes to meet our customers’ demands. We charge customers for rental equipment on a daily basis. Our customers are liable for the cost of inspection, repairs and lost or damaged equipment. We currently provide rental equipment in Texas, Oklahoma, Louisiana, Mississippi, Colorado, offshore in the Gulf of Mexico and internationally in Malaysia, Colombia, Russia, Mexico and Canada.

     Our Rental Services segment was established with the acquisition of Safco in September 2004 and Delta in April 2005. We significantly expanded our Rental Services segment in January 2006 with the acquisition of Specialty. Specialty had been in the rental business for over 25 years, providing oil and natural gas operators and oilfield services companies with rental equipment. The acquisition of Specialty gave us a broader scope of rental equipment to offer our existing customer base, and allowed us to better compete in deep water drilling operations in the area of premium drill pipe and handling equipment. The acquisition of Specialty added new customer relationships and enhanced our relationships with key existing customers. We further expanded this segment with the acquisition of substantially all the assets of OGR in December 2006. The assets we acquired included an extensive inventory of premium rental equipment, including drill pipe, spiral heavy weight drill pipe, tubing work strings, landing strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. Included in the acquisition were OGR’s facilities in Morgan City, Louisiana and Victoria, Texas.
Cyclical Nature Of The Oilfield Industry
     The oilfield industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.
     Demand for our services has been strong throughout 2004, 2005 and 2006. The market in 2007 was generally positive with some areas of weakness and some areas of growth. Certain customers slowed their drilling activity in 2007 in response to increased availability of drilling rigs and volatility of natural gas prices, while others remained very active. Activity in the U.S. Gulf of Mexico decreased in the second half of 2007 due to the hurricane season and relocation of rigs to more attractive international markets. Management believes demand will generally remain stable in 2008 due to high oil and natural gas prices and the capital expenditure plans of the exploration and production companies, however, activity in the U.S. Gulf of Mexico may remain low for the next year. Because of these market fundamentals for oil and natural gas, management believes the long-term trend of activity in our markets is favorable. However, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products and developments in the U.S. economy.
Customers
     In 2007 and 2006, one of our customers, Pan American Energy LLC Sucursal Argentina, or Pan American Energy, represented approximately 20.7% and 11.7% of our consolidated revenues, respectively. Pan America Energy is a joint venture that is owned 60% by British Petroleum and 40% by Bridas Corporation. Alejandro P. Bulgheroni and Carlos A. Bulgheroni, two of our directors, may be deemed to indirectly beneficially own all of the outstanding capital stock of Bridas Corporation and are members of the Management Committee of Pan American Energy. In 2005, none of our customers accounted for more than 10% of our revenues. Our primary customers are the major and independent oil and natural gas companies operating in the United States, Argentina and Mexico. The loss without replacement of our larger existing customers could have a material adverse effect on our results of operations.
Suppliers
     The equipment utilized in our business is generally available new from manufacturers or at auction. Currently, due to the high level of activity in the oilfield industry, there is a high demand for new and used equipment. Consequently, there is a limited amount of many types of equipment available at auction and significant backlogs on new equipment. However, the cost of acquiring new equipment to expand our business could increase as a result of the high demand for equipment in the industry.

Competition
     We experience significant competition in all areas of our business. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.
     We believe that there are five major directional drilling companies, Schlumberger, Halliburton, Baker Hughes, W-H Energy Services (Pathfinder) and Weatherford, that market both worldwide and in the United States as well as numerous small regional players. Significant competitors in the tubular markets we serve include Frank’s Casing Crew and Rental Tools, Weatherford, BJ Services, Tesco and Premier. These markets remain highly competitive and fragmented with numerous casing and tubing crew companies working in the United States. Our primary competitors in Mexico are South American Enterprises and Weatherford, both of which provide similar products and services. Our largest competitor for underbalanced drilling services is Weatherford. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller regional companies. In the production services market there are numerous competitors, most of which have larger coiled tubing services operations than us.
     Our five largest competitors in the Drilling and Completion segment, which operate primarily in Argentina, are Pride International, Servicios WellTech, Ensign Energy Services, Nabors and Helmerich & Payne.
     The Rental Services business is highly fragmented with hundreds of companies offering various rental tool services. Our largest competitors include Weatherford, Quail Rental Tools, Knight Rental Tools and W-H Energy Services (Thomas Tools).
Backlog
     We do not view backlog of orders as a significant measure for our business because our jobs are short-term in nature, typically one to 30 days, without significant on-going commitments.
Employees
     Our strategy includes acquiring companies with strong management and entering into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. In general, we believe we have good relations with our employees. None of our employees, other than our Drilling and Completion employees, are represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on more technologically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. At February 29, 2008, we had approximately 3,050 employees. Almost all of our Drilling and Completion operations are subject to collective bargaining agreements. We believe that we maintain a satisfactory relationship with the unions to which our Drilling and Completion employees belong.
Insurance
     We carry a variety of insurance coverages for our operations, and we are partially self-insured for certain claims in amounts that we believe to be customary and reasonable. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. We are responsible for the first $250,000 of claims under our workers compensation policy and the first $100,000 of claims under our general liability and medical insurance policies. Insurance rates have in the past been subject to wide fluctuation and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.

Seasonality
     Oil and natural gas operations of our customers located offshore and onshore in the Gulf of Mexico and in Mexico may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. For example, in the summer of 2005, the Gulf of Mexico suffered an unusually high number of hurricanes with unusual intensity. Additionally, in August to October of 2007 we witnessed a decline in offshore drilling rig operations in the Gulf of Mexico in anticipation of the hurricane season. Many of those rigs have not returned to the U.S. Gulf and have been relocated to the international markets. In addition, our customers’ operations in the Mid-Continent and Rocky Mountain regions of the United States are also adversely affected by seasonal weather conditions. These weather conditions limit our access to these job sites and our ability to service wells in these areas. These constraints decrease drilling activity and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.
Federal Regulations and Environmental Matters
     Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and natural gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.
     In addition to claims based on our current operations, we are from time to time named in environmental claims relating to our activities prior to our reorganization in 1988 (See “Item 3. Legal Proceedings”).
Intellectual Property Rights
     Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business.

ITEM 2. PROPERTIES
     The following table describes the location and general character of the principal physical properties used in each of our company’s businesses as of February 29, 2008. Our principal executive office is rented and located in Houston, Texas and the table below presents all of our operating locations and whether the property is owned or leased.

Business Segment	Location	Owned/Leased
Oilfield Services	Searcy, Arkansas	Leased
	Denver, Colorado	Leased
	Grand Junction, Colorado	Leased
	Broussard, Louisiana	Owned — 1 location & 3 leased
	Houma, Louisiana	Leased — 2 locations
	Youngsville, Louisiana	Owned
	Carlsbad, New Mexico	Leased
	Farmington, New Mexico	Leased
	Elk City, Oklahoma	Leased
	Oklahoma City, Oklahoma	Leased
	Wilburton, Oklahoma	Leased
	Mt Morris, Pennsylvania	Leased
	Alvin, Texas	Leased
	Conroe, Texas	Leased
	Corpus Christi, Texas	Leased — 2 locations
	Edinburg, Texas	Owned
	Fort Stockton, Texas	Leased
	Grandbury, Texas	Leased
	Houston, Texas	Leased — 2 locations
	Kilgore, Texas	Leased
	Longview, Texas	Leased
	Midland, Texas	Leased
	Pearsall, Texas	Leased
	San Angelo, Texas	Leased
	Sonora, Texas	Leased
	Casper, Wyoming	Leased
Drilling and Completion	Buenos Aires, Argentina	Leased
	Comodoro Rivadavia, Argentina	Owned
	Neuquen, Argentina	Owned
	Rincon de los Sauces, Argentina	Owned
	Tartagal, Argentina	Owned
	Santa Cruz, Bolivia	Leased
Rental Services	Houston, Texas	Leased — 2 locations
	Victoria, Texas	Owned
	Broussard, Louisiana	Leased
	Lafayette, Louisiana	Leased
	Morgan City, Louisiana	Owned

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis should be read in conjunction with our selected historical financial data and our accompanying financial statements and the notes to those financial statements included elsewhere in this document. The following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including, but not limited to, those discussed under “Item 1A. Risk Factors.”
Overview of Our Business
     We are a multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally, primarily in Argentina and Mexico. We operate in three sectors of the oil and natural gas service industry: Oilfield Services; Drilling and Completion and Rental Services.
     We derive operating revenues from rates per job that we charge for the labor and equipment required to provide a service and rates per day for equipment and tools that we rent to our customers. The price we charge for our services depends upon several factors, including the level of oil and natural gas drilling activity and the competitive environment in the particular geographic regions in which we operate. Contracts are awarded based on the price, quality of service and equipment, and the general reputation and experience of our personnel. The demand for drilling services has historically been volatile and is affected by the capital expenditures of oil and natural gas exploration and development companies, which can fluctuate based upon the prices of oil and natural gas or the expectation for the prices of oil and natural gas.
     The number of working drilling rigs, typically referred to as the “rig count,” is an important indicator of activity levels in the oil and natural gas industry. The rig count in the United States increased from 862 as of December 31, 2002 to 1,763 as of February 29, 2008, according to the Baker Hughes rig count. Furthermore, directional and horizontal rig counts increased from 283 as of December 31, 2002 to 817 as of February 29, 2008, which accounted for 33% and 46% of the total U.S. rig count, respectively. The offshore Gulf of Mexico rig count, however, decreased to 58 rigs at February 29, 2008 from 90 rigs one year earlier. We believe this is due to the relocation of rigs to international markets as a result of the high oil prices.
     Our cost of revenues represents all direct and indirect costs associated with the operation and maintenance of our equipment. The principal elements of these costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals, fuel and depreciation. Operating expenses do not fluctuate in direct proportion to changes in revenues because, among other factors, we have a fixed base of inventory of equipment and facilities to support our operations, and in periods of low drilling activity we may also seek to preserve labor continuity to market our services and maintain our equipment.
Results of Operations
     Our Oilfield Services segment includes the following acquisitions completed in 2005:
•	In May 2005, we acquired all of the outstanding stock of Capcoil.

•	In July 2005, we acquired the 45% interest of M-I in AirComp, making us the 100% owner of AirComp.

•	In addition, in July 2005, we acquired the underbalanced drilling assets of W. T.

•	On August 1, 2005, we acquired all of the outstanding capital stock of Target.

•	On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc.
     In April 2005, we acquired all of the outstanding stock of Delta and we report the operations in our Rental Services Segment.

     In April 2006, we acquired all of the outstanding stock of Rogers and in October 2006, we acquired all of the outstanding stock of Petro Rentals, and the results for the operations of both acquired companies are included in our Oilfield Services segment. In August 2006, we acquired all of the outstanding stock of DLS and in December 2006, we acquired all of the outstanding stock of Tanus. We report the operations of DLS and Tanus in our Drilling and Completion segment. In January 2006, we acquired all of the outstanding stock of Specialty and in December 2006, we acquired substantially all of the assets of OGR. We report the operations of Specialty and OGR in our Rental Services segment.
     In June 2007, we acquired all of the outstanding stock of Coker and in July 2007, we acquired all of the outstanding stock of Diggar and in November 2007, we acquired substantially all of the assets of Diamondback. In October 2007, we acquired all of the outstanding stock of Rebel. We report the operations of these four acquisitions in our Oilfield Services segment.
     We consolidated the results of all of these acquisitions from the day they were acquired.
     The foregoing acquisitions affect the comparability from period to period of our historical results, and our historical results may not be indicative of our future results.
Comparison of Years Ended December 31, 2007 and December 31, 2006
     Our revenues for the year ended December 31, 2007 were $571.0 million, an increase of 83.6% compared to $311.0 million for the year ended December 31, 2006. Revenues increased in all of our business segments due principally to the acquisitions completed during the two year period ended December 31, 2007, the investment in new equipment and the opening of new operating locations. The most significant increase in revenues was due to the acquisition of DLS on August 14, 2006 which established our Drilling and Completion segment. The International Drilling segment generated $215.8 million in revenues for the twelve months ended December 31, 2007 compared to $69.5 million for the period from the date of the DLS acquisition to December 31, 2006. Revenues also increased significantly at our Rental Services segment due to the acquisition of the OGR assets on December 18, 2006. The OGR assets, including its two rental yards, expanded out assets available for rent. The OGR assets generated revenues of $82.2 million for the twelve months ended December 31, 2007 compared to $2.1 million for the period from the date of acquisition of the OGR assets to December 31, 2006. We experienced a decline in demand for our Rental Services in the last half of 2007 due to a reduction of drilling activity in the U.S. Gulf of Mexico as rigs departed the U.S. Gulf in favor of the international markets. Our Oilfield Services segment revenues increased in the 2007 period compared to the 2006 period due to acquisitions completed in the third and fourth quarters of 2007 which added downhole motors, measurement-while-drilling, or MWD, tools, and directional drilling personnel resulting in increased capacity and increased market penetration. Revenues also increased at our Oilfield Services segment due to the acquisition of Petro-Rentals in October 2006 and the purchase of additional equipment, principally new compressor packages for our underbalanced operations, and expansion of operations into new geographic regions. The impact of the additional MWD tools, downhole motors and the acquisitions of Diggar and Coker completed in the last half of 2007 are not easily identifiable as they were quickly integrated with our pre-existing operations. The acquisition of the Diamondback assets provided $3.1 million in revenues from the date of acquisition to December 31, 2007. The Petro-Rentals acquisition and additional coil tubing equipment provided an additional $20.6 million in revenues for the year ended December 31, 2007 compared to 2006. These gains in revenues were partly offset by a reduction of $6.7 million in revenues from our capillary assets compared to 2006 as the assets were sold on June 29, 2007. Except for our Rental Services segment, we believe these gains in revenues are sustainable dependent on a favorable oil and natural gas price environment, a stable rig count and the level of capital expenditures of our customers. Future growth or a continuation of 2007 revenues in our Rental Services segment is contingent upon achieving success in marketing our rental assets to the U.S. land drilling and international markets, and improvement in the offshore U.S. Gulf of Mexico activity.

     Our gross margin for the year ended December 31, 2007 increased 69.9% to $178.6 million, or 31.3% of revenues, compared to $105.1 million, or 33.8%, of revenues for the year ended December 31, 2006. The increase in gross profit is due to the increase in revenues in all of our business segments. The decrease in gross profit as a percentage of revenues is primarily due to the 151.3% increase in depreciation expense to $50.9 million in 2007 from $20.3 million in 2006. The primary increase in depreciation expense is due to the acquisitions of the OGR assets, DLS and Petro-Rentals and our capital expenditures. The increase in our depreciation expense related to the OGR assets was $15.9 million to $16.6 million for the year ended December 31, 2007 compared to $650,000 for the period from the date of the acquisition of the OGR assets to December 31, 2006. Depreciation expense for DLS increased $7.2 million to $11.3 million for the year ended December 31, 2007 from $4.1 million for the period from the date of acquisition of DLS to December 31, 2006. Depreciation expense for Petro-Rentals for the year ended December 31, 2007 was $3.6 million compared to $688,000 for the period from the date of acquisition of Petro-Rentals to December 31, 2006. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues. The sustainability and growth in our gross margin is principally dependent upon the sustainability and growth in our revenues. However, factors affecting the performance of our Rental Services segment in 2007 as discussed previously have a negative impact on our gross margin percentages as our Rental Services segment operates at a higher gross margin than our other segments. Therefore, the level of revenues and gross margin from our Rental Services segment has a significant impact on our overall gross margin and gross margin percentage. We expect our depreciation expense to increase as we continue to purchase capital equipment to strengthen and enhance our existing operations.
     General and administrative expense was $58.6 million for the year ended December 31, 2007 compared to $35.5 million for the year ended December 31, 2006. General and administrative expense increased due to the acquisitions, and the hiring of additional sales, operations, accounting and administrative personnel. As a percentage of revenues, general and administrative expenses were 10.3% in 2007 compared to 11.4% in 2006. General and administrative expense includes share-based compensation expense of $4.7 million in 2007 and $3.0 million in 2006. Without any significant acquisitions, we expect the growth of our general and administrative expense to decrease in the near future as our share-based compensation expense for future years is currently expected to decrease.
     On June 29, 2007, we sold our capillary tubing assets that were part of our Oilfield Services segment. The total consideration was approximately $16.3 million in cash. We recognized a gain of $8.9 million related to the sale of these assets.
     Amortization expense was $4.1 million for the year ended December 31, 2007 compared to $1.9 million for the year ended December 31, 2006. The increase in amortization expense is primarily due to the amortization of intangible assets in connection with our acquisition of the OGR assets, which increased $2.2 million to $2.3 million for the year ended December 31, 2007 compared to $96,000 for the period from the date of the acquisition of the OGR assets to December 31, 2006. Without any significant acquisitions, we expect a slight increase in amortization expense as future years will include a full year of amortization of intangible assets related to acquisitions completed in 2007.
     Income from operations for the year ended December 31, 2007 totaled $124.8 million, an 84.2% increase over the $67.7 million in income from operations for the year ended December 31, 2006, reflecting the increase in our revenues of $260.0 million and the resulting increase in our gross profit of $73.5 million, offset in part by increased general and administrative expense of $23.1 million and increased amortization expense of $2.2 million. Our income from operations as a percentage of revenues increased slightly to 21.9% in 2007 from 21.8% in 2006. Income from operations in the 2007 period includes an $8.9 million gain from the sale of our capillary tubing assets in the second quarter of 2007.
     Our net interest expense was $46.3 million for the year ended December 31, 2007, compared to $20.3 million for the year ended December 31, 2006. Interest expense increased in 2007 due to our increased debt. In August 2006 we issued $95.0 million of senior notes bearing interest at 9.0% to fund a portion of the acquisition of DLS. In January 2007 we issued $250.0 million of senior notes bearing interest at 8.5% to pay off, in part, the $300.0 million bridge loan utilized to complete the OGR acquisition and for working capital. This bridge loan was repaid on January 29, 2007. The average interest rate on the bridge loan was approximately 10.6%. Interest expense for 2007 includes the write-off of deferred financing fees of $1.2 million related to the repayment of the bridge loan. Interest expense includes amortization expense of deferred financing costs of $1.9 million and $1.5 million for 2007 and 2006, respectively. Our net increase is dependent upon our level of debt and cash on hand, which are principally dependent upon acquisitions we complete, our capital expenditures and our cash flows from operations.

     Our provision for income taxes for the year ended December 31, 2007 was $28.8 million, or 36.4% of our net income before income taxes, compared to $11.4 million, or 24.3% of our net income before income taxes for 2006. The increase in our provision for income taxes is attributable to the increase in our operating income and a higher effective tax rate. The effective tax rate in 2006 was favorably impacted by the reversal of our valuation allowance on our deferred tax assets. The valuation allowance was reversed due to operating results that allowed for the realization of our deferred tax assets.
     We had net income attributed to common stockholders of $50.4 million for the year ended December 31, 2007, an increase of 41.6%, compared to net income attributed to common stockholders of $35.6 million for the year ended December 31, 2006.
     The following table compares revenues and income from operations for each of our business segments for the years ended December 31, 2007 and December 31, 2006. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations
	2007	2006	Change	2007	2006	Change
	(In thousands)
Oilfield Services	$233,986	$189,953	$44,033	$53,218	$43,157	$10,061
Drilling & Completion	215,795	69,490	146,305	38,839	12,233	26,606
Rental Services	121,186	51,521	69,665	49,139	26,293	22,846
General Corporate	—	—	—	(16,414)	(13,953)	(2,461)

Total	$570,967	$310,964	$260,003	$124,782	$67,730	$57,052

     Oilfield Services. Revenues for the year ended December 31, 2007 for our Oilfield Services segment were $234.0 million, an increase of 23.2% from the $190.0 million in revenues for the year ended December 31, 2006. The increase in revenues is due to the purchase of additional MWD tools, new compressors and new “foam” units for our underbalanced drilling operations and the benefit of acquisitions completed in the last half of 2007 which added downhole motors, MWDs, and directional drillers and the acquisition of Petro-Rentals completed in the last half of 2006. The additional equipment and personnel enabled us to strengthen our presence in new geographic markets and increase our market penetration. The impact of the acquisitions of Diggar and Coker completed in the last half of 2007 and of the additional MWD tools are not easily identifiable as they were quickly integrated with our pre-existing operations. The acquisition of Diamondback provided $3.1 million of revenues from the date of acquisition to December 31, 2007. Income from operations increased 23.3% to $53.2 million for 2007 from $43.2 million for 2006. Income from operations as a percentage of revenues remained constant at 22.7%. Income from operations includes a $8.9 million gain on sale of our capillary tubing assets. We believe the gain in revenues is sustainable assuming a stable rig count, continued strength in demand for directional and horizontal drilling services, a favorable oil and natural gas price environment in the U.S. and the absence of significant weather disruptions in the U.S. and in Mexico. We expect operating income to be lower in 2008 if revenues do not increase as the operating income for the year ended December 31, 2007 was favorably impacted from the gain on sale of the capillary tubing assets in June 2007. Future growth will be dependent on our ability to penetrate the new land drilling markets and our future investment in capital equipment.
     Drilling and Completion. On August 14, 2006, we acquired DLS which established our Drilling and Completion segment. Our Drilling and Completion revenues were $215.8 million for the year ended December 31, 2007, an increase from the $69.5 million in revenues for the period from the date of the DLS acquisition until December 31, 2006. Income from operations increased to $38.8 million in 2007 compared to $12.2 million from the date of the DLS acquisition until December 31, 2006. Income from operations as percentage of revenue increased to 18.0% for 2007 compared to 17.6% for 2006. We believe the increase in the percentage was primarily due to the price increases implemented in 2007. During 2007 we placed orders for 16 service rigs (workover rigs and pulling rigs) and four drilling rigs. Four of the service rigs were delivered in the fourth quarter of 2007. We expect all the rigs to be placed in service during the first three quarters of 2008. We believe these levels in revenues and operating income are sustainable assuming a stable rig count and a favorable oil and natural gas price environment in Argentina, labor-related disruptions affecting the oil and natural gas industry in Argentina and resulting cost increases can affect our revenues and operating margins until we are able to increase rig rates to offset such costs. We expect to benefit from the activation of the new rigs as they are delivered throughout 2008.

     Rental Services. Our Rental Services revenues were $121.2 million for the year ended December 31, 2007, an increase of 135.2% from the $51.5 million in revenues for the year ended December 31, 2006. Income from operations increased 86.9% to $49.1 million in 2007 compared to $26.3 million in 2006. The increase in revenue and operating income is primarily attributable to the acquisition of the OGR assets in December 2006. The OGR assets, including its two rental yards, expanded our assets available for rent. We generated $82.2 million for the twelve months ended December 31, 2007 compared to $2.1 million for the period from the date of acquisition of the OGR assets to December 31, 2006. Income from operations as a percentage of revenues decreased to 40.5% for 2007 compared to 51.0% for the prior year as a result of higher depreciation expense associated with the OGR acquisition and capital expenditures. Our depreciation expense for the OGR assets increased $15.9 million to $16.6 million for the year ended December 31, 2007 compared to $650,000 for the period from the date of acquisition of the OGR assets to December 31, 2006. Rental Services revenues and operating income was impacted by a more competitive market environment due to the decreased U.S. Gulf of Mexico drilling activity in the last half of 2007 attributed to the hurricane season and the departure of drilling rigs in favor of the international markets. Future growth or a continuation of 2007 revenues in our Rental Services segment is contingent upon achieving success in marketing our rental assets to the U.S. land drilling and international markets, and improvement in the offshore U.S. Gulf of Mexico activity.
Comparison of Years Ended December 31, 2006 and December 31, 2005
     Our revenues for the year ended December 31, 2006 was $311.0 million, an increase of 187.9% compared to $108.0 million for the year ended December 31, 2005. Revenues increased in all of our business segments due to the successful integration of acquisitions completed in the third quarter of 2005 and during 2006, the investment in new equipment, improved pricing for our services, the addition of operations and sales personnel and the opening of new operations offices. Revenues increased most significantly due to the acquisition of DLS on August 14, 2006 which expanded our operations to a new operating segment, Drilling and Completion. Revenues also increased significantly at our Rental Services segment due to the acquisition of Specialty effective January 1, 2006. Our Oilfield Services segment also had a substantial increase in revenue, primarily due to the acquisitions of the casing and tubing assets of Patterson Services, Inc. on September 1, 2005, and the acquisition of Rogers as of April 1, 2006, along with the investment in additional equipment, improved market conditions and increased market penetration for our services in South Texas, East Texas, Louisiana and the U.S. Gulf of Mexico. Revenues also increased at our Oilfield Services segment due to the August 2005 acquisition of Target which provides MWD tools and the purchase of additional down-hole motors and MWDs which increased our capacity and market presence. The impact of the acquisitions of DLS, Rogers and Target, including the additional MWDs was to increase consolidated revenues by $69.5 million, $10.8 million and $7.6 million, respectively. The impact of the acquisitions of Specialty and the casing and tubing assets of Patterson Services, Inc. are not easily identifiable as they were quickly integrated with our pre-existing operations, but our Rental Services revenues improved to $51.5 million for the year ended December 31, 2006 compared to $5.1million for the year ended December 31, 2005 and revenues for our tubular service product line increased to $50.9 million compared to $20.9 million for the same period.
     Our gross margin for the year ended December 31, 2006 increased 243.8% to $105.1 million, or 33.8% of revenues, compared to $30.6 million, or 28.3%, of revenues for the year ended December 31, 2005. The increase in gross profit is due to the increase in revenues in all of our business segments. The increase in gross profit as a percentage of revenues is primarily due to the acquisition of Specialty as of January 1, 2006, in the high margin Rental Services business, the improved pricing for our services generally and the investments in new capital equipment. Also contributing to our improved gross profit margin was the acquisition of Target, the purchase of additional MWDs and the acquisition of Rogers. The increase in gross profit was partially offset by an increase in depreciation expense of 315.7% to $20.3 million compared to $4.9 million for 2005. The increase is due to additional depreciable assets resulting from acquisitions and capital expenditures. The acquisitions of DLS, Petro-Rentals, Rogers and Target, including additional MWDs increased depreciation expense by $4.1 million, $688,000, $530,000 and $439,000, respectively. While we cannot specifically identify the impact that the Specialty acquisition had on our gross margin due to the reason described in the preceding paragraph, the gross margin on our total Rental Services segment increased $28.9 million to $32.1 million for the year ended December 31, 2006 from $3.2 million for the year ended December 31, 2005 after the impact of an increase in depreciation expense of $6.7 million to $7.1 million for 2006 from $385,000 for 2005. The gross margin provided from the acquisitions of Rogers and Target, including additional MWDs was $4.7 million and $3.3 million, respectively. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.

     General and administrative expense was $35.5 million for the year ended December 31, 2006 compared to $15.6 million for the year ended December 31, 2005. General and administrative expense increased due to additional expenses associated with the acquisitions, and the hiring of additional sales, operations and administrative personnel. General and administrative expense also increased because of increased accounting and consulting fees and other expenses in connection with initiatives to strengthen our internal control processes, costs related to Sarbanes Oxley compliance efforts and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 11.4% in 2006 compared to 14.4% in 2005.
     We adopted SFAS No. 123R, Share-Based Payment, effective January 1, 2006. This statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values. We adopted SFAS No. 123R using the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, we record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining vesting periods of those awards with no change in historical reported earnings. Therefore, we recorded an expense of $3.4 million related to stock awards for the year ended December 31, 2006 of which $3.0 million was recorded in general and administrative expense with the balance being recorded as a direct cost. Prior to January 1, 2006, we accounted for our stock-based compensation using Accounting Principle Board Opinion No. 25, or APB No. 25. Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. Accordingly, no compensation cost was recognized under APB No. 25.
     Amortization expense was $1.9 million for the year ended December 31, 2006 compared to $1.5 million for the year ended December 31, 2005. The increase in amortization expense is due to the amortization of intangible assets in connection with our acquisitions. The 2006 acquisitions of Rogers, the OGR assets, Petro and DLS resulted in amortization expense of $166,000. $96,000, $63,000 and $11,000, respectively.
     Income from operations for the year ended December 31, 2006 totaled $67.7 million, a 401.0% increase over the $13.5 million in income from operations for the year ended December 31, 2005, reflecting the increase in our revenues of $202.9 million and the resulting increase in our gross profit of $74.5 million, offset in part by increased general and administrative expenses of $20.0 million. Our income from operations as a percentage of revenues increased to 21.8% in 2006 from 12.5% in 2005 due to the increase in our gross margin which offset the increases in amortization expense and general and administrative expenses.
     Our net interest expense was $20.3 million for the year ended December 31, 2006, compared to $4.7 million for the year ended December 31, 2005. Interest expense increased in 2006 due to our increased debt. In January of 2006 we issued $160.0 million of senior notes bearing interest at 9.0% to fund the acquisition of Specialty, pay off other outstanding debt and for working capital. In August 2006 we issued an additional $95.0 million of senior notes bearing interest at 9.0% to fund a portion of the acquisition of DLS. On December 18, 2006, we borrowed $300.0 million in a senior unsecured bridge loan to fund the acquisition of OGR. The average interest rate on the bridge loan was approximately 10.6%. Interest expense for 2006 includes the write-off of $453,000 related to financing fees on the bridge loan. This bridge loan was repaid on January 29, 2007 and the remaining $1.2 million of financing fees were written off in 2007. In the third quarter of 2005, we incurred debt retirement expense of $1.1 million related to the refinancing of our debt. This amount includes prepayment penalties and the write-off of deferred financing fees from a previous financing.
     Minority interest in income of subsidiaries for the year ended December 31, 2006 was $0 compared to $488,000 for the corresponding period in 2005 due to the our acquisition of the minority interest at AirComp on July 11, 2005.
     Our provision for income taxes for the year ended December 31, 2006 was $11.4 million, or 24.3% of our net income before income taxes, compared to $1.3 million, or 15.8% of our net income before income taxes for 2005. The increase in our provision for income taxes is attributable to the significant increase in our operating income which resulted in the utilization of our deferred tax assets including our net operating losses, and the increase in percentage of income taxes to net income before income taxes attributable to our operations in Argentina which are taxed at 35.0%.
     We had net income attributed to common stockholders of $35.6 million for the year ended December 31, 2006, an increase of 396.5%, compared to net income attributed to common stockholders of $7.2 million for the year ended December 31, 2005.

     The following table compares revenues and income from operations for each of our business segments for the years ended December 31, 2006 and December 31, 2005. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations
	2006	2005	Change	2006	2005	Change
	(In thousands)
Oilfield Services	$189,953	$102,963	$86,990	$43,157	$17,896	$25,261
Drilling & Completion	69,490	—	69,490	12,233	—	12,233
Rental Services	51,521	5,059	46,462	26,293	1,300	24,993
General Corporate	—	—	—	(13,953)	(5,678)	(8,275)

Total	$310,964	$108,022	$202,942	$67,730	$13,518	$54,212

     Oilfield Services Segment. Revenues for the year ended December 31, 2006 for our Oilfield Services segment were $190.0 million, an increase of 84.5% from the $103.0 million in revenues for the year ended December 31, 2005. Income from operations increased 141.2% to $43.2 million for 2006 from $17.9 million for 2005. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas; improved pricing; the acquisition of Rogers, Target and Petro-Rentals; the acquisition of the casing and tubing assets of Patterson Services, Inc.; the acquisition of the air drilling assets of W.T.; and investment in new equipment. The acquisitions of Rogers and Target and the additional MWDs provided an additional $10.8 million and $7.6 million of revenues, respectively. The impact of the acquisitions of the casing and tubing assets of Patterson Services, Inc. and the air drilling assets of W.T. are not easily identifiable as the assets were quickly integrated into our pre-existing operations. Our increased operating expenses as a result of the addition of operations and personnel were more than offset by the growth in revenues and improved pricing for our services
     Drilling and Completion Segment. Our international drilling revenues were $69.5 million for the year ended December 31, 2006, and our income from operations was $12.2 million. This segment of our operations was created with the acquisition of DLS in August of 2006.
     Rental Services Segment. Our rental services revenues were $51.5 million for the year ended December 31, 2006, an increase from the $5.1 million in revenues for the year ended December 31, 2005. Income from operations increased to $26.3 million in 2006 compared to $1.3 million in 2005. The increase in revenue and operating income is primarily attributable to the acquisition of Specialty effective January 1, 2006, improved pricing, improved utilization of our inventory of rental equipment and to a lesser extent, the acquisition of the OGR assets in December 2006. The impact of the Specialty acquisition is not easily identifiable as the acquisition was quickly integrated with our pre-existing operations. The acquisition of the OGR assets provided $2.1 million in revenues in 2006.
Liquidity and Capital Resources
     Our on-going capital requirements arise primarily from our need to service our debt, to acquire and maintain equipment, to fund our working capital requirements and to complete acquisitions. Our primary sources of liquidity are proceeds from the issuance of debt and equity securities and cash flows from operations. We had cash and cash equivalents of $43.7 million at December 31, 2007 compared to $39.7 million at December 31, 2006.
Operating Activities
     In the year ended December 31, 2007, we generated $103.5 million in cash from operating activities. Net income for the year ended December 31, 2007 was $50.4 million. Non-cash additions to net income totaled $60.6 million in the 2007 period consisting primarily of $55.0 million of depreciation and amortization, $4.9 million related to the expensing of stock options as required under SFAS No. 123R, $8.0 million of deferred income tax, $730,000 for a provision for bad debts and $3.2 million of amortization and write-off of deferred financing fees, partially offset by $2.3 million of gain from the disposition of equipment and a $8.9 million gain from the sale of capillary assets.

     During the year ended December 31, 2007, changes in working capital used $7.6 million in cash, principally due to an increase of $30.8 million in accounts receivable, an increase of $4.5 million in other assets and an increase in inventories of $5.4 million, offset by a decrease of $8.2 million in other current assets, an increase of $10.7 million in accounts payable, an increase of $6.0 million in accrued interest, an increase of $4.0 million in accrued employee benefits and payroll taxes, an increase of $1.5 million in accrued expenses and an increase in other long-term liabilities of $2.7 million. Our accounts receivables increased at December 31, 2007 primarily due to the increase in our revenues in 2007. Other assets increase primarily due to the contract costs related to the deployment of new rigs for our Drilling and Completion segment. The decrease in other current assets is principally due to the collection of the working capital adjustment from the OGR acquisition for approximately $7.1 million in the first quarter of 2007. Accrued interest increased at December 31, 2007 due principally to interest accrued on our 8.5% senior notes issued in January 2007 and our 9.0% senior notes issued in August 2006 which are both payable semi-annually. Our accounts payable, accrued employee benefits and payroll taxes and other accrued expenses increased primarily due to the increase in costs due to our growth in revenues and acquisition completed in 2007. Other long-term liabilities increased primarily due to the deferral of contract revenue related to our new rigs being constructed in the International drilling segment.
     In the year ended December 31, 2006, we generated $53.7 million in cash from operating activities. Net income for the year ended December 31, 2006 was $35.6 million. Non-cash additions to net income totaled $27.6 million in the 2006 period consisting primarily of $22.1 million of depreciation and amortization, $3.4 million related to the expensing of stock options as required under SFAS No. 123R, $2.2 million of deferred income tax, $781,000 for a provision for bad debts and $1.5 million for amortization of finance fees, including the bridge loan fees, partially offset by $2.4 million of gain from the disposition of equipment.
     During the year ended December 31, 2006, changes in working capital used $9.9 million in cash, principally due to an increase of $23.2 million in accounts receivable, an increase of $2.6 million in inventories, a decrease of $2.3 million in accounts payable, offset in part by a decrease in other current assets of $2.5 million, an increase of $11.4 million in accrued interest, an increase of $3.4 million in accrued employee benefits and payroll taxes and an increase of $872,000 in accrued expenses. Our accounts receivables increased at December 31, 2006 primarily due to the increase in our revenues in 2006. Accrued interest increased at December 31, 2006 due principally to interest accrued on our 9.0% senior notes, which are payable semi-annually. Our accrued employee benefits and payroll taxes and other accrued expenses increased primarily due to the increase in costs due to our growth in revenues and acquisition completed in 2006.
     In the year ended December 31, 2005, we generated $3.6 million in cash from operating activities. Net income for the year ended December 31, 2005 was $7.2 million. Non-cash additions to net income totaled $7.4 million in the 2005 period consisting primarily of $6.4 million of depreciation and amortization, $488,000 of minority interest in the income of a subsidiary, $962,000 in amortization and write-off of financing fees in conjunction with a refinancing and $219,000 for a provision for bad debts, partially offset by $669,000 of gain from the disposition of equipment.
     During the year ended December 31, 2005, changes in working capital used $11.0 million in cash, principally due to an increase of $10.7 million in accounts receivable, an increase of $3.1 million in inventories, an increase in other assets of $936,000, a decrease in other liabilities of $266,000 and a decrease of $97,000 in accrued expenses, offset in part by a decrease in other current assets of $929,000, an increase of $2.4 million in accounts payable, an increase of $324,000 in accrued interest and a increase of $443,000 in accrued employee benefits and payroll taxes. Our accounts receivables increased at December 31, 2005 due primarily to the increase in our revenues in 2005. Accounts payable increased by $2.4 million at December 31, 2005 due to the increase in our cost of sales associated with the increase in our revenues and the acquisitions completed in 2005 and 2004.
Investing Activities
     During the year ended December 31, 2007, we used $137.1 million in investing activities consisting of four acquisitions and our capital expenditures. During the year ended December 31, 2007, we completed the following acquisitions for a total net cash outlay of $41.0 million, consisting of the purchase price and acquisition costs less cash acquired:
•	In June 2007, we acquired Coker for a purchase price of approximately $3.6 million in cash and a promissory note for $350,000.

•	In July 2007, we acquired Diggar for a purchase price of approximately $6.7 million in cash, the payment of approximately $2.8 million of debt and a promissory note for $750,000.

•	In October 2007, we acquired Rebel for a purchase price of approximately $5.0 million in cash, the payment of approximately $1.8 million of debt and escrow, and promissory notes for an aggregate of $500,000.
•	In November 2007, we acquired substantially all of the assets of Diamondback for a purchase price of approximately $23.1 million in cash.
     In addition we made capital expenditures of approximately $113.2 million during the year ended December 31, 2007, including $48.6 million to purchase and upgrade our equipment for our Oilfield Services segment, $34.9 million to increase our inventory of equipment and replace “lost-in-hole” equipment in the Rental Services segment and $28.9 million to purchase, improve and replace equipment in our Drilling and Completion segment. We received proceeds of $16.3 million from the sale of our capillary assets. We also received $12.8 million from the sale of assets during the year ended December 31, 2007, comprised mostly from equipment “lost-in-hole” from our Rental Services segment ($11.0 million) and our Oilfield Services segment ($1.4 million). We also made advance payments of $11.5 million on the purchase of new drilling and service rigs to be delivered in 2008 for our Drilling and Completion segment.
     During the year ended December 31, 2006, we used $559.4 million in investing activities consisting of six acquisitions and our capital expenditures. During the year ended December 31, 2006, we completed the following acquisitions for a total net cash outlay of $526.6 million, consisting of the purchase price and acquisition costs less cash acquired:
•	Effective January 1, 2006, we acquired Specialty for a purchase price of approximately $95.3 million in cash.
•	Effective April 1, 2006, we acquired Rogers for a purchase price of approximately $11.3 million in cash, 125,285 shares of our common stock and a promissory note for $750,000.
•	On August 14, 2006, we acquired DLS for a purchase price of approximately $93.7 million in cash, 2.5 million shares of our common stock and the assumption of $9.1 million of indebtedness.
•	On October 16, 2006, we acquired Petro Rentals for a purchase price of approximately $20.2 million in cash, 246,761 shares of our common stock and the payment of approximately $9.6 million of debt.
•	Effective December 1, 2006, we acquired Tanus for a purchase price of $2.5 million in cash.
•	On December 18, 2006, we acquired substantially all of the assets of OGR for a purchase price of approximately $291.0 million in cash and 3.2 million shares of our common stock.
     In addition we made capital expenditures of approximately $39.7 million during the year ended December 31, 2006, including $29.1 million to purchase and upgrade equipment for our Oilfield Services segment, $5.8 million to purchase, improve and replace equipment in our Drilling and Completion segment and $4.5 million to replace “lost-in-hole” equipment and to increase our inventory of equipment in the Rental Services segment. We also received $6.9 million from the sale of assets during the year ended December 31, 2006, comprised mostly from equipment “lost-in-hole” from our Rental Services segment ($3.8 million) and our Oilfield Services segment ($1.8 million).
     During the year ended December 31, 2005, we used $53.1 million in investing activities. During the year ended December 31, 2005, we completed the following acquisitions for a total net cash outlay of $36.9 million, consisting of the purchase price and acquisition costs less cash acquired:
•	On April 1, 2005 we acquired Delta for a purchase price of approximately $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000.
•	On May 1, 2005, we acquired Capcoil for a purchase price of approximately $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt.
•	On July 11, 2005, we acquired the compressed air drilling assets of W.T. for a purchase price of $6.0 million in cash.

•	On July 11, 2005, we acquired from M-I it’s 45% interest in AirComp and subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and reissued a $4.0 million subordinated note.
•	Effective August 1, 2005, we acquired Target for a purchase price of approximately $1.3 million in cash and forgiveness of a lease receivable of $592,000.
•	On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc. for a purchase price of approximately $15.6 million.
     In addition we made capital expenditures of approximately $17.8 million during the year ended December 31, 2005, all of which was spent to improve and expand our Oilfield Services segment. We also received $1.6 million from the sale of assets during the year ended December 31, 2005, comprised mostly from equipment lost in the hole from our Oilfield Services segment ($1.0 million) and our Rental Services segment ($408,000).
Financing Activities
     During the year ended December 31, 2007, financing activities provided a net of $37.6 million in cash. We received $250.0 million in borrowings from the issuance of our 8.5% senior notes due 2017. We also received $100.1 million in net proceeds from the issuance of 6,000,000 shares of our common stock, $1.7 million on the tax benefit of stock compensation plans and $3.3 million from the proceeds of warrant and option exercises for 882,624 shares of our common stock. The proceeds were used to repay long-term debt totaling $309.7 million and to pay $7.8 million in debt issuance costs. The repayment of long-term debt consisted primarily of the repayment of our $300.0 million bridge loan which was used to fund the acquisition of the OGR assets.
     During the year ended December 31, 2006, financing activities provided a net of $543.6 million in cash. We received $557.8 million in borrowings under long-term debt facilities, consisting primarily of the issuance of $255.0 million of our 9.0% senior notes due 2014 and a $300.0 million senior unsecured bridge loan. The bridge loan, which was repaid on January 29, 2007, was used to fund the acquisition of the OGR assets. We also received $46.3 million in net proceeds from the issuance of 3,450,000 shares of our common stock, $6.4 million on the tax benefit of options and $6.3 million from the proceeds of warrant and option exercises for 1,851,377 shares of our common stock. The proceeds were used to repay long-term debt totaling $54.0 million, repay $6.4 million in net borrowings under our revolving lines of credit, repay related party debt of $3.0 million and to pay $9.9 million in debt issuance costs.
     During the year ended December 31, 2005, financing activities provided a net of $44.1 million in cash. We received $56.3 million in borrowings under long-term debt facilities, $15.5 million in net proceeds from the issuance of 1,761,034 shares of our common stock, $2.5 million in net borrowings under our revolving lines of credit and $1.4 million from the proceeds of warrant and option exercises for 1,076,154 shares of our common stock. The proceeds were used to repay long-term debt totaling $28.2 million, repay related party debt of $1.5 million and to pay $1.8 million in debt issuance costs.
     On January 18, 2006 and August 14, 2006, we closed on private offerings, to qualified institutional buyers pursuant to Rule 144A under the Securities Act, of $160.0 million and $95.0 million aggregate principal amount of our senior notes, respectively. The senior notes are due January 15, 2014 and bear interest at 9.0%. The proceeds were used to fund the acquisitions of Specialty and DLS, to repay existing debt and for general corporate purposes. Debt repaid included all outstanding balances under our credit agreement, including a $42.1 million term loan and $6.4 million in working capital advances, a $4.0 million subordinated note issued in connection with acquisition of AirComp, approximately $3.0 million subordinated note issued in connection with the acquisition of Tubular, approximately $548,000 on a real estate loan and approximately $350,000 on outstanding equipment financing.
     On December 18, 2006, we closed on a $300.0 million senior unsecured bridge loan. The bridge loan was due 18 months after closing and had a weighted average interest rate of 10.6%. The bridge loan, which was repaid on January 29, 2007, was used to fund the acquisition of OGR.
     In January 2007, we closed on a private offering, to qualified institutional buyers pursuant to Rule 144A under the Securities Act, of $250.0 million principal amount of 8.5% senior notes due 2017. The proceeds of the senior notes offering, together with a portion of the proceeds of our concurrent common stock offering, were used to repay the debt outstanding under our $300.0 million bridge loan facility which we incurred to finance our acquisition of substantially all the assets of OGR.

     On January 18, 2006, we also executed an amended and restated credit agreement which provides for a $25.0 million revolving line of credit with a maturity of January 2010. This agreement contains customary events of default and financial covenants and limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Our obligations under the agreement are secured by substantially all of our assets excluding the DLS assets, but including 2/3 of our shares of DLS. On April 26, 2007, we entered into a Second Amended and Restated Credit Agreement, which increased our revolving line of credit to $62.0 million, and has a final maturity date of April 26, 2012. On December 3, 2007, we entered into a First Amendment to Second Amended and Restated Credit Agreement, which increased our revolving line of credit to $90.0 million. The amended and restated credit agreement contains customary events of default and financial covenants and limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Our obligations under the amended and restated credit agreement are secured by substantially all of our assets located in the United States. At December 31, 2007 and 2006, no amounts were borrowed on the facility but availability is reduced by outstanding letters of credit of $8.4 million and $9.7 million, respectively.
     As part of our acquisition of DLS, we assumed various bank loans with floating interest rates based on LIBOR plus a margin and terms ranging from 2 to 5 years. The weighted average interest rates on these loans was 6.7% and 7.0% at December 31, 2007 and 2006, respectively. The bank loans are denominated in U.S. dollars and the outstanding amount due as of December 31, 2007 and 2006 was $4.9 million and $7.3 million, respectively.
     As part of the acquisition of MCA in 2001, we issued a note to the sellers of MCA in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the holders of the note $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. At December 31, 2007 and 2006 the outstanding amounts due were $0 and $150,000, respectively.
     In connection with the purchase of Delta, we issued to the sellers a note in the amount of $350,000. The note bore interest at 2% and the principal and accrued interest was repaid on its maturity of April 1, 2006. In connection with the acquisition of Rogers, we issued to the seller a note in the amount of $750,000. The note bears interest at 5.0% and is due April 3, 2009. In connection with the purchase of Coker, we issued to the seller a note in the amount of $350,000. The note bears interest at 8.25% and is due June 29, 2008. In connection with the purchase of Diggar, we issued to the seller a note in the amount of $750,000. The note bears interest at 6.0% and is due July 26, 2008. In connection with the purchase of Rebel, we issued to the sellers notes in the amount of $500,000. The notes bear interest at 5.0% and are due October 23, 2008.
     In connection with the purchase of Tubular, we agreed to pay a total of $1.2 million to the seller in exchange for a non-compete agreement. Monthly payments of $20,576 were due under this agreement through January 31, 2007. In connection with the purchase of Safco-Oil Field Products, Inc., or Safco, we also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We were required to make annual payments of $50,000 through September 30, 2007. In connection with the purchase of Capcoil, we agreed to pay a total of $500,000 to two management employees in exchange for non-compete agreements. We are required to make annual payments of $110,000 through May 2008. Total amounts due under these non-compete agreements at December 31, 2007 and 2006 were $110,000 and $270,000, respectively.
     In 2000 we compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation, by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. At December 31, 2007 and 2006, the principal and accrued interest on these notes totaled approximately $32,000.
     We have various rig and equipment financing loans with interest rates ranging from 7.8% to 8.7% and terms of 2 to 5 years. As of December 31, 2007 and 2006, the outstanding balances for rig and equipment financing loans were $595,000 and $3.5 million, respectively. In January 2006, we prepaid $350,000 of the outstanding equipment loans with proceeds from our senior notes offering.
     In April 2006 and August 2006, we obtained insurance premium financings in the amount of $1.9 million and $896,000 with fixed interest rates of 5.6% and 6.0%, respectively. Under terms of the agreements, amounts outstanding are paid over 10 month and 11 month repayment schedules. The outstanding balance of these notes was approximately $1.0 million as of December 31, 2006. In April 2007 and August 2007, we obtained insurance premium financings in the amount of $3.2 million and $1.3 with fixed interest rates of 5.9% and 5.7%, respectively. Under terms of the agreements, amounts outstanding are paid over 11 month repayment schedules. The outstanding balance of these notes was approximately $1.7 million as of December 31, 2007.

     We also have various capital leases with terms that expire in 2008. As of December 31, 2007 and 2006, amounts outstanding under capital leases were $14,000 and $414,000, respectively.
     The following table summarizes our obligations and commitments to make future payments under our notes payable, operating leases, employment contracts and consulting agreements for the periods specified as of December 31, 2007.

	Payments by Period
		Less Than
	Total	1 Year	1-3 Years	3-5 Years	After 5 Years
	(In thousands)
Contractual Obligations
Long-term debt	$514,720	$6,420	$2,950	$350	$505,000
Capital leases	14	14	—	—	—
Interest payments on long-term debt	334,018	44,588	88,577	88,406	112,447
Operating leases	5,941	2,618	2,354	593	376
Employment contracts	7,511	3,543	3,968	—	—

Total contractual cash obligations.	$862,204	$57,183	$97,849	$89,349	$617,823

     We have identified capital expenditure projects that will require up to approximately $140.0 million in 2008, exclusive of any acquisitions, of which $82.7 million is committed as of December 31, 2007. We believe that our cash generated from operations, cash on hand and cash available under our credit facilities will provide sufficient funds for our identified projects.
     We intend to implement a growth strategy of increasing the scope of services through both internal growth and acquisitions. We are regularly involved in discussions with a number of potential acquisition candidates. We expect to make capital expenditures to acquire and to maintain our existing equipment. Our performance and cash flow from operations will be determined by the demand for our services which in turn are affected by our customers’ expenditures for oil and natural gas exploration and development and industry perceptions and expectations of future oil and natural gas prices in the areas where we operate. We will need to refinance our existing debt facilities as they become due and provide funds for capital expenditures and acquisitions. To effect our expansion plans, we will require additional equity or debt financing in excess of our current working capital and amounts available under credit facilities. There can be no assurance that we will be successful in raising the additional debt or equity capital or that we can do so on terms that will be acceptable to us.
Recent Developments
     On January 23, 2008, we entered into an Agreement and Plan of Merger with Bronco Drilling Company, Inc., or Bronco, whereby Bronco will become a wholly-owned subsidiary of Allis-Chalmers. The merger agreement, which was approved by our Board of Directors and the Board of Directors of Bronco, provides that the Bronco stockholders will receive aggregate merger consideration with a value of approximately $437.8 million, consisting of (a) $280.0 million in cash and (b) shares of our common stock, par value $0.01 per share, having an aggregate value of approximately $157.8 million. The number of shares of our common stock to be issued will be based on the average closing price of our common stock for the ten-trading day period ending two days prior to the closing. Completion of the merger is conditioned upon, among other things, adoption of the merger agreement by Bronco’s stockholders and approval by our stockholders of the issuance of shares of our common stock to be used as merger consideration.
     In order to finance some or all of the cash component of the merger consideration, the repayment of outstanding Bronco debt and transaction expenses, we expect to incur debt of up to $350.0 million. We intend to obtain up to $350.0 million from either (1) a permanent debt financing of up to $350.0 million or (2) if the permanent debt financing cannot be consummated prior to the closing date of the merger, the draw down under a senior unsecured bridge loan facility in an aggregate principal amount of up to $350.0 million to be arranged by RBC Capital Markets Corporation and Goldman Sachs Credit Partners L.P., acting as joint lead arrangers and joint bookrunners. We executed a commitment letter, dated January 28, 2008, with Royal Bank of Canada and Goldman Sachs who have each, subject to certain conditions, severally committed to provide 50% of the loans under the senior unsecured bridge facility to us. This commitment for the bridge loan facility will terminate on July 31, 2008, if we have not drawn the bridge facility by such date and the merger is not consummated by such date. The commitment may also terminate prior to July 31, 2008, if the merger is abandoned or a material condition to the merger is not satisfied or we breach our obligations under the commitment letter. We may use the proceeds of the bridge facility to finance the cash component of the merger consideration, repay outstanding Bronco debt and pay transaction expenses.

     On January 29, 2008, Burt A. Adams resigned as our President and Chief Operating Officer, effective February 28, 2008. Mr. Adams will remain as a member of our Board of Directors. On January 29, 2008, Mark C. Patterson was elected our Senior Vice-President — Rental Services. On January 29, 2008, Terrence P. Keane was elected our Senior Vice-President — Oilfield Services.
     On January 31, 2008, we entered into an agreement with BCH Ltd., or BCH, to invest $40.0 million in cash in BCH in the form of a 15% Convertible Subordinated Secured debenture. The debenture is convertible, at any time, at our option into 49% of the common equity of BCH. At the end of two years, we have the option to acquire the remaining 51% of BCH from its parent, BrazAlta Resources Corp., or BrazAlta, based on an independent valuation from a mutually acceptable investment bank. BCH is a Canadian-based oilfield services company engaged in contract drilling operations exclusively in Brazil.
     On February 15, 2008, through our DLS subsidiary in Argentina, we entered into a $25.0 million import finance facility with a bank. Borrowings under this facility will be used to fund a portion of the purchase price of the new drilling and service rigs ordered for our Drilling and Completion segment. The facility is available for borrowings until December 31, 2008. Each drawdown shall be repaid over four years in equal semi-annual instalments beginning one year after each disbursement with the final principal payment due not later than March 15, 2013. Interest is payable every six months. The import finance facility is unsecured and contains customary events of default and financial covenants and limits DLS’ ability to incur additional indebtedness, make capital expenditures, create liens and sell assets.
Critical Accounting Policies
     We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements included elsewhere in this document. Our preparation of this report requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.
     Allowance For Doubtful Accounts. The determination of the collectibility of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customer payment history and current credit worthiness to determine that collectibility is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Those uncertainties require us to make frequent judgments and estimates regarding our customers’ ability to pay amounts due us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customers will not be able to make the required payments at either contractual due dates or in the future.
     Revenue Recognition. We provide rental equipment and drilling services to our customers at per day, or daywork, and per job contractual rates and recognize the drilling related revenue as the work progresses and when collectibility is reasonably assured. Revenue from daywork contracts is recognized when it is realized or realizable and earned. On daywork contracts, revenue is recognized based on the number of days completed at fixed rates stipulated by the contract. For certain contracts, we receive lump-sum and other fees for equipment and other mobilization costs. Mobilization fees and the related costs are deferred and amortized over the contract terms when material. The Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, provides guidance on the SEC staff’s views on application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.
     Impairment Of Long-Lived Assets. Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, comprise a significant amount of our total assets. We make judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, the carrying values of these assets are reviewed for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires us to make long-term forecasts of our future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.

     Goodwill And Other Intangibles. As of December 31, 2007, we have recorded approximately $138.4 million of goodwill and $35.2 million of other identifiable intangible assets. We perform purchase price allocations to intangible assets when we make a business combination. Business combinations and purchase price allocations have been consummated for acquisitions in all of our reportable segments. The excess of the purchase price after allocation of fair values to tangible assets is allocated to identifiable intangibles and thereafter to goodwill. Subsequently, we perform our initial impairment tests and annual impairment tests in accordance with Financial Accounting Standards Board No. 141, Business Combinations, and Financial Accounting Standards Board No. 142, Goodwill and Other Intangible Assets. These initial valuations used two approaches to determine the carrying amount of the individual reporting units. The first approach is the Discounted Cash Flow Method, which focuses on our expected cash flow. In applying this approach, the cash flow available for distribution is projected for a finite period of years. Cash flow available for distribution is defined as the amount of cash that could be distributed as a dividend without impairing our future profitability or operations. The cash flow available for distribution and the terminal value (our value at the end of the estimation period) are then discounted to present value to derive an indication of value of the business enterprise. This valuation method is dependent upon the assumptions made regarding future cash flow and cash requirements. The second approach is the Guideline Company Method which focuses on comparing us to selected reasonably similar publicly traded companies. Under this method, valuation multiples are: (i) derived from operating data of selected similar companies; (ii) evaluated and adjusted based on our strengths and weaknesses relative to the selected guideline companies; and (iii) applied to our operating data to arrive at an indication of value. This valuation method is dependent upon the assumption that our value can be evaluated by analysis of our earnings and our strengths and weaknesses relative to the selected similar companies. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.
     Income Taxes. The determination and evaluation of our annual income tax provision involves the interpretation of tax laws in various jurisdictions in which we operate and requires significant judgment and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of income, deductions and tax credits. Changes in tax laws, regulations and our level of operations or profitability in each jurisdiction may impact our tax liability in any given year. While our annual tax provision is based on the information available to us at the time, a number of years may elapse before the ultimate tax liabilities in certain tax jurisdictions are determined. Current income tax expense reflects an estimate of our income tax liability for the current year, withholding taxes, changes in tax rates and changes in prior year tax estimates as returns are filed. Deferred tax assets and liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the enacted tax rates in effect at year end. A valuation allowance for deferred tax assets is recorded when it is more-likely-than-not that the benefit from the deferred tax asset will not be realized. We provide for uncertain tax positions pursuant to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109.
     It is our intention to permanently reinvest all of the undistributed earnings of our non-U.S. subsidiaries in such subsidiaries. Accordingly, we have not provided for U.S. deferred taxes on the undistributed earnings of our non-U.S. subsidiaries. If a distribution is made to us from the undistributed earnings of these subsidiaries, we could be required to record additional taxes. Because we cannot predict when, if at all, we will make a distribution of these undistributed earnings, we are unable to make a determination of the amount of unrecognized deferred tax liability.
Recently Issued Accounting Standards
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. Subsequently, the FASB provided for a one-year deferral of the provisions of Statement No. 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis. We believe that the adoption of SFAS No. 157 will not have a material impact on our financial position, results of operations or cash flows.

     In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This statement retains the fundamental requirements in SFAS No. 141, “Business Combinations” that the acquisition method of accounting be used for all business combinations and expands the same method of accounting to all transactions and other events in which one entity obtains control over one or more other businesses or assets at the acquisition date and in subsequent periods. This statement replaces SFAS No. 141 by requiring measurement at the acquisition date of the fair value of assets acquired, liabilities assumed and any non-controlling interest. Additionally, SFAS No. 141(R) requires that acquisition-related costs, including restructuring costs, be recognized as expense separately from the acquisition. SFAS No. 141(R) applies prospectively to business combinations for fiscal years beginning after December 15, 2008. We will adopt SFAS No. 141(R) beginning January 1, 2009 and apply to future acquisitions.
     In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to elect to measure many financial instruments and certain other items at fair value. Upon adoption of SFAS No. 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at the initial recognition of the asset or liability or upon a re-measurement event that gives rise to the new-basis of accounting. All subsequent changes in fair value for that instrument are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be recorded at fair value nor does it eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. We are currently evaluating the provisions of SFAS No. 159 and have not yet determined the impact, if any, on our financial statements.
     In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS No. 160 requires (i) that non-controlling (minority) interests be reported as a component of shareholders’ equity, (ii) that net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations, (iii) that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (iv) that any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (v) that sufficient disclosures are provided that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 is effective for annual periods beginning after December 15, 2008 and should be applied prospectively. The presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. We believe the adoption of SFAS No. 160 will not have a material impact on our financial position or results of operations.
Off-Balance Sheet Arrangements
     We have no off balance sheet arrangements, other than normal operating leases and employee contracts, that have or are likely to have a current or future material effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. We have a $90.0 million revolving line of credit with a maturity of January 2010. At December 31, 2007, no amounts were borrowed on the facility but availability is reduced by outstanding letters of credit of $8.4 million. We do not guarantee obligations of any unconsolidated entities.

ITEM 8. FINANCIAL STATEMENTS.
INDEX TO FINANCIAL STATEMENTS
ALLIS-CHALMERS ENERGY INC. AND SUBSIDIARIES

MANAGEMENT’S REPORT TO THE STOCKHOLDERS OF ALLIS-CHALMERS ENERGY INC.
Management’s Report on Internal Control Over Financial Reporting
     As management, we are responsible for establishing and maintaining adequate internal control over financial reporting for Allis-Chalmers Energy Inc. and its subsidiaries, or Allis-Chalmers. In order to evaluate the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, we have conducted an assessment, including testing, using the criteria in Internal Control-Integral Framework issued by the Committee of Sponsoring Organization of the Treadway Commission (COSO). Allis-Chalmers’ system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitation, internal control over financial reporting may not prevent or detect misstatements.
     Based on our assessment, we have concluded that Allis-Chalmers maintained effective internal control over financial reporting as of December 31, 2007, based on criteria in Internal Control-Integrated Framework issued by the COSO. The effectiveness of Allis-Chalmers internal control over financial reporting as of December 31, 2007 has been audited by UHY LLP, an independent registered public accounting firm, as stated in their report, which is included herein.
Management’s Certifications
     The certifications of Allis-Chalmers’ Chief Executive Officer and Chief Financial Officer required by the Sarbanes-Oxley Act of 2002 have been included as Exhibits 31 and 32 in Allis-Chalmers’ Form 10-K.

ALLIS-CHALMERS ENERGY INC.

By:	/s/ MUNAWAR H. HIDAYATALLAH	By:	/s/ VICTOR M. PEREZ
	Munawar H. Hidayatallah Chief Executive Officer		Victor Perez Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Allis-Chalmers Energy Inc.
Houston, Texas
We have audited the accompanying consolidated balance sheets of Allis-Chalmers Energy Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 6 to the consolidated financial statements, effective January 1, 2007, the Company adopted FASB Interpretation No. 48. Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109 and, as discussed in Note 1, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004). Share Based Payment.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Allis-Chalmers Energy Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 6, 2008 expressed an unqualified opinion thereon.

/s/ UHY LLP
Houston, Texas
March 6, 2008, except for the updated disclosures pertaining to the Company’s change in operating segments occurring in 2008 as described in Notes 1 and 14, as to which the date is June 13, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and
Stockholders of Allis-Chalmers Energy Inc.:
We have audited Allis-Chalmers Energy Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Allis-Chalmers Energy Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting of Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Allis-Chalmers Energy Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007, and our report dated March 6, 2008 expressed an unqualified opinion thereon.

/s/ UHY LLP
Houston, Texas
March 6, 2008

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands, except for share and per share amounts)
ASSETS
Cash and cash equivalents	$43,693	$39,745
Trade receivables, net of allowance for doubtful accounts of $1,924 and $826 at December 31, 2007 and 2006, respectively	130,094	95,766
Inventories	32,209	28,615
Prepaid expenses and other	11,898	16,636

Total current assets	217,894	180,762

Property and equipment, at cost net of accumulated depreciation of $77,008 and $29,743 at December 31, 2007 and 2006, respectively	626,668	554,258
Goodwill	138,398	125,835
Other intangible assets, net of accumulated amortization of $6,218 and $4,475 at December 31, 2007 and 2006, respectively	35,180	32,840
Debt issuance costs, net of accumulated amortization of $2,718 and $1,501 at December 31, 2007 and 2006, respectively	14,228	9,633
Other assets	21,217	4,998

Total assets	$1,053,585	$908,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$6,434	$6,999
Trade accounts payable	37,464	25,666
Accrued salaries, benefits and payroll taxes	15,283	10,888
Accrued interest	17,817	11,867
Accrued expenses	20,545	16,951

Total current liabilities	97,543	72,371

Deferred income tax liability	30,090	19,953
Long-term debt, net of current maturities	508,300	561,446
Other long-term liabilities	3,323	623

Total liabilities	639,256	654,393

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value (25,000,000 shares authorized, none issued)	—	—
Common stock, $0.01 par value (100,000,000 shares authorized; 35,116,035 issued and outstanding at December 31, 2007 and 28,233,411 issued and outstanding at December 31, 2006)	351	282
Capital in excess of par value	326,095	216,208
Retained earnings	87,883	37,443

Total stockholders’ equity	414,329	253,933

Total liabilities and stockholders’ equity	$1,053,585	$908,326

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands, except per share amounts)
Revenues	$570,967	$310,964	$108,022

Cost of revenues
Direct costs	341,450	185,579	72,567
Depreciation	50,914	20,261	4,874

Gross margin	178,603	105,124	30,581

General and administrative expenses	58,622	35,536	15,576
Gain on capillary asset sale	(8,868)	—	—
Amortization	4,067	1,858	1,487

Income from operations	124,782	67,730	13,518

Other income (expense):
Interest expense	(49,534)	(21,309)	(4,746)
Interest income	3,259	972	49
Other	776	(347)	186

Total other expense	(45,499)	(20,684)	(4,511)

Income before minority interest and income taxes	79,283	47,046	9,007

Minority interest in income of subsidiaries	—	—	(488)
Provision for income taxes	(28,843)	(11,420)	(1,344)

Net income	$50,440	$35,626	$7,175

Income per common share:
Basic	$1.48	$1.73	$0.48

Diluted	$1.45	$1.66	$0.44

Weighted average number of common shares outstanding:
Basic	34,158	20,548	14,832

Diluted	34,701	21,410	16,238

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

			Capital in	Retained	Total
	Common Stock		Excess of	Earnings	Stockholders’
	Shares	Amount	Par Value	(Deficit)	Equity
	(In thousands, except share amounts)

Balances, December 31, 2004	13,611,525	$136	$40,331	$(5,358)	$35,109

Net income	—	—	—	7,175	7,175

Issuance of common stock:
Acquisitions	411,275	4	1,746	—	1,750
Secondary public offering, net of offering costs	1,761,034	18	15,441	—	15,459
Stock options and warrants exercised	1,076,154	11	1,371	—	1,382

Balances, December 31, 2005	16,859,988	169	58,889	1,817	60,875

Net income	—	—	—	35,626	35,626

Issuance of common stock:
Acquisitions	6,072,046	61	94,919	—	94,980
Secondary public offering, net of offering costs	3,450,000	34	46,263	—	46,297
Issuance under stock plans	1,851,377	18	6,303	—	6,321

Stock-based compensation	—	—	3,394	—	3,394
Tax benefits on stock plans	—	—	6,440	—	6,440

Balances, December 31, 2006	28,233,411	282	216,208	37,443	253,933

Net income	—	—	—	50,440	50,440

Issuance of common stock:
Secondary public offering, net of offering costs	6,000,000	60	99,995	—	100,055
Issuance under stock plans	882,624	9	3,310	—	3,319

Stock-based compensation	—	—	4,863	—	4,863
Tax benefits on stock plans	—	—	1,719	—	1,719

Balances, December 31, 2007	35,116,035	$351	$326,095	$87,883	$414,329

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)

Cash Flows from Operating Activities:
Net income	$50,440	$35,626	$7,175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,981	22,119	6,361
Amortization and write-off of deferred financing fees	3,197	1,527	962
Stock-based compensation	4,863	3,394	—
Allowance for bad debts	730	781	219
Imputed interest	—	355	—
Deferred taxes	8,017	2,215	—
Minority interest in income of subsidiaries	—	—	488
Gain on sale of property and equipment	(2,323)	(2,444)	(669)
Gain on capillary asset sale	(8,868)	—	—
Changes in operating assets and liabilities, net of acquisitions:
Increase in accounts receivable	(30,825)	(23,175)	(10,656)
Increase in inventories	(5,375)	(2,637)	(3,072)
Decrease in prepaid expenses and other assets	8,202	2,505	929
(Increase) decrease in other assets	(4,492)	308	(936)
Increase (decrease) in trade accounts payable	10,732	(2,337)	2,373
Increase in accrued interest	5,950	11,382	324
Increase (decrease) in accrued expenses	1,508	872	(97)
Increase (decrease) in other liabilities	2,700	(224)	(266)
Increase in accrued salaries, benefits and payroll taxes	4,031	3,392	443

Net cash provided by operating activities	103,468	53,659	3,578

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(41,000)	(526,572)	(36,888)
Purchase of investment interests	(498)	—	—
Purchase of property and equipment	(113,151)	(39,697)	(17,767)
Deposits on asset commitments	(11,488)	—	—
Proceeds from sale of capillary assets	16,250	—	—
Proceeds from sale of property and equipment	12,811	6,881	1,579

Net cash used in investing activities	(137,076)	(559,388)	(53,076)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	250,000	557,820	56,251
Payments on long-term debt	(309,745)	(54,030)	(28,202)
Payments on related party debt	—	(3,031)	(1,522)
Net (repayments) borrowings on lines of credit	—	(6,400)	2,527
Proceeds from issuance of common stock, net of offering costs	100,055	46,297	15,459
Proceeds from exercise of options and warrants	3,319	6,321	1,382
Tax benefit on stock plans	1,719	6,440	—
Debt issuance costs	(7,792)	(9,863)	(1,821)

Net cash provided by financing activities	37,556	543,554	44,074

Net increase (decrease) in cash and cash equivalents	3,948	37,825	(5,424)
Cash and cash equivalents at beginning of year	39,745	1,920	7,344

Cash and cash equivalents at end of year	$43,693	$39,745	$1,920

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements
NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Organization of Business
     Allis-Chalmers Energy Inc. (“Allis-Chalmers”, “we”, “our” or “us”) was incorporated in Delaware in 1913. We provide services and equipment to oil and natural gas exploration and production companies throughout the United States including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally, primarily in Argentina and Mexico. We operate in three sectors of the oil and natural gas service industry: Oilfield Services; Drilling and Completion and Rental Services.
     The nature of our operations and the many regions in which we operate subject us to changing economic, regulatory and political conditions. We are vulnerable to near-term and long-term changes in the demand for and prices of oil and natural gas and the related demand for oilfield service operations.
     Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes.
     Principles of Consolidation
     The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries. Our subsidiaries at December 31, 2007 are AirComp LLC (“AirComp”), Allis-Chalmers Tubular Services LLC (“Tubular”), Strata Directional Technology LLC (“Strata”), Allis-Chalmers Rental Services LLC (“Rental”), Allis-Chalmers Production Services LLC (“Production”), Allis-Chalmers Management LLC, Allis-Chalmers Holdings Inc., DLS Drilling, Logistics & Services Corporation (“DLS”), DLS Argentina Limited, Tanus Argentina S.A. (“Tanus”), Petro-Rentals LLC (“Petro-Rental”) and Rebel Rentals LLC (“Rebel”). All significant inter-company transactions have been eliminated.
     Revenue Recognition
     We provide rental equipment and drilling services to our customers at per day, or daywork, and per job contractual rates and recognize the drilling related revenue as the work progresses and when collectibility is reasonably assured. Revenue from daywork contracts is recognized when it is realized or realizable and earned. On daywork contracts, revenue is recognized based on the number of days completed at fixed rates stipulated by the contract. For certain contracts, we receive lump-sum and other fees for equipment and other mobilization costs. Mobilization fees and the related costs are deferred and amortized over the contract terms when material. We recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs. Payments from customers for the cost of oilfield rental equipment that is damaged or lost-in-hole are reflected as revenues. We recognized revenue from damaged or lost-in-hole equipment of $12.6 million, $2.4 million and $970,000 for the years ended December 31, 2007, 2006 and 2005, respectively. The Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition In Financial Statements (“SAB No. 104”), provides guidance on the SEC staff’s views on the application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     Allowance for Doubtful Accounts
     Accounts receivable are customer obligations due under normal trade terms. We sell our services to oil and natural gas exploration and production companies. We perform continuing credit evaluations of its customers’ financial condition and although we generally do not require collateral, letters of credit may be required from customers in certain circumstances.
     The allowance for doubtful accounts represents our estimate of the amount of probable credit losses existing in our accounts receivable. Significant individual accounts receivable balances which have been outstanding greater than 90 days are reviewed individually for collectibility. We have a limited number of customers with individually large amounts due at any given date. Any unanticipated change in any one of these customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2007 and 2006, we had recorded an allowance for doubtful accounts of $1.9 million and $826,000 respectively. Bad debt expense was $1.3 million, $781,000 and $219,000 for the years ended December 31, 2007, 2006 and 2005, respectively.
     Cash Equivalents
     We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.
     Inventories
     Inventories are stated at the lower of cost or market. Cost is determined using the first — in, first — out (“FIFO”) method or the average cost method, which approximates FIFO, and includes the cost of materials, labor and manufacturing overhead.
     Property and Equipment
     Property and equipment is recorded at cost less accumulated depreciation. Certain equipment held under capital leases are classified as equipment and the related obligations are recorded as liabilities.
     Maintenance and repairs, which do not improve or extend the life of the related assets, are charged to operations when incurred. Refurbishments and renewals are capitalized when the value of the equipment is enhanced for an extended period. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.
     The cost of property and equipment currently in service is depreciated over the estimated useful lives of the related assets, which range from three to twenty years. Depreciation is computed on the straight-line method for financial reporting purposes. Capital leases are amortized using the straight-line method over the estimated useful lives of the assets and lease amortization is included in depreciation expense. Depreciation expense charged to operations was $50.9 million, $20.3 million and $4.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.
     Goodwill, Intangible Assets and Amortization
     Goodwill, including goodwill associated with equity method investments, and other intangible assets with infinite lives are not amortized, but tested for impairment annually or more frequently if circumstances indicate that impairment may exist. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     The impairment test requires the allocation of goodwill and all other assets and liabilities to reporting units. Reporting units are at a business unit level and is one level below our operating segments. If the fair value of the reporting unit is less than the book value (including goodwill) then goodwill is reduced to its implied fair value and the amount of the write-down is charged against earnings. We perform impairment tests on the carrying value of our goodwill on an annual basis as of December 31st for each of our reportable segments. As of December 31, 2007 and 2006, no impairment was deemed necessary. Increases in estimated future costs or decreases in projected revenues could lead to an impairment of all or a portion of our goodwill in future period.
     Impairment of Long-Lived Assets
     Long-lived assets, which include property, plant and equipment, and other intangible assets, and certain other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The impairment loss is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.
     Financial Instruments
     Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying value of cash and cash equivalents and accounts receivable and payable approximate fair value due to their short-term nature. We believe the fair values and the carrying value of our debt would not be materially different due to the instruments’ interest rates approximating market rates for similar borrowings at December 31, 2007 and 2006.
     Concentration of Credit and Customer Risk
     Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. As of December 31, 2007, we have approximately $2.5 million of cash and cash equivalents residing in Argentina. We transact our business with several financial institutions. However, the amount on deposit in six financial institutions exceeded the $100,000 federally insured limit at December 31, 2007 by a total of $13.2 million. Management believes that the financial institutions are financially sound and the risk of loss is minimal.
     We sell our services to major and independent domestic and international oil and natural gas companies. We perform ongoing credit valuations of our customers and provide allowances for probable credit losses where appropriate. In 2007 and 2006, one of our customers, Pan American Energy LLC Sucursal Argentina, or Pan American Energy, represented 20.7% and 11.7% of our consolidated revenues, respectively. In 2005 none of our customers accounted for more than 10% of our consolidated revenues. Revenues from Materiales y Equipo Petroleo, or Matyep, represented 3.4%, 8.3% and 94.5% of our international revenues in 2007, 2006 and 2005, respectively. Revenues from Pan American Energy represented 51.0% and 45.6% of our international revenues in 2007 and 2006, respectively.
     Debt Issuance Costs
     The costs related to the issuance of debt are capitalized and amortized to interest expense using the straight-line method, which approximates the interest method, over the maturity periods of the related debt.
     Income Taxes
     Our income tax expense is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. We provide for income taxes based on the tax laws and rates in effect in the countries in which operations are conducted and income is earned. Our income tax expense is expected to fluctuate from year to year as our operations are conducted in different taxing jurisdictions and the amount of pre-tax income fluctuates.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     The determination and evaluation of our annual income tax provision involves the interpretation of tax laws in various jurisdictions in which we operate and requires significant judgment and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of income, deductions and tax credits. Changes in tax laws, regulations and our level of operations or profitability in each jurisdiction may impact our tax liability in any given year. While our annual tax provision is based on the information available to us at the time, a number of years may elapse before the ultimate tax liabilities in certain tax jurisdictions are determined.
     Current income tax expense reflects an estimate of our income tax liability for the current year, withholding taxes, changes in tax rates and changes in prior year tax estimates as returns are filed. Deferred tax assets and liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the enacted tax rates in effect at year end. A valuation allowance for deferred tax assets is recorded when it is more-likely-than-not that the benefit from the deferred tax asset will not be realized. We provide for uncertain tax positions pursuant to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”). Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, we did not have any accrued interest or penalties associated with any unrecognized tax benefits. For United States federal tax purposes, our tax returns for the tax years 2001 through 2006 remain open for examination by the tax authorities. Our foreign tax returns remain open for examination for the tax years 2001 through 2006. Generally, for state tax purposes, our 2002 through 2006 tax years remain open for examination by the tax authorities under a four year statute of limitations, however, certain states may keep their statute open for six to ten years.
     It is our intention to permanently reinvest all of the undistributed earnings of our non-U.S. subsidiaries in such subsidiaries. Accordingly, we have not provided for U.S. deferred taxes on the undistributed earnings of our non-U.S. subsidiaries. If a distribution is made to us from the undistributed earnings of these subsidiaries, we could be required to record additional taxes. Because we cannot predict when, if at all, we will make a distribution of these undistributed earnings, we are unable to make a determination of the amount of unrecognized deferred tax liability.
     Stock-Based Compensation
     We adopted SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), effective January 1, 2006. This statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values. Compensation cost for awards granted prior to, but not vested, as of January 1, 2006 would be based on the grant date attributes originally used to value those awards for pro forma purposes under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). We adopted SFAS No. 123R using the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of our employee stock options. Under the modified prospective method, we record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining vesting periods of those awards with no change in historical reported earnings. We estimated forfeiture rates for 2007 and 2006 based on our historical experience.
     The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest is the related U.S. Treasury yield curve for periods within the expected term of the option at the time of grant. The dividend yield on our common stock is assumed to be zero as we have historically not paid dividends and have no current plans to do so in the future. The expected volatility is based on historical volatility of our common stock.
     Prior to January 1, 2006, we accounted for our stock-based compensation using Accounting Principle Board Opinion No. 25 (“APB No. 25”). Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, we adopted the disclosure-only provisions of SFAS No. 123. We also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to our employees and directors. Accordingly, no compensation cost was recognized under APB No. 25. Our net income for the years ended December 31, 2007 and 2006 includes approximately $4.9 million and $3.4 million of compensation costs related to share-based payments, respectively. The tax benefit recorded in association with the share-based payments was $1.7 million and $6.4 million for the years-ended December 31, 2007 and 2006, respectively. As of December 31, 2007 there is $16.3 million of unrecognized compensation expense related to non-vested stock based compensation grants.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, our net income and net income per common share for the year ended December 31, 2005 would have been decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

		For the Year
		Ended
		December 31,
		2005
Net income attributed to common stockholders as reported:		$7,175
Less total stock based employee compensation expense determined under fair value based method for all awards net of tax related effects		(4,284)

Pro-forma net income attributed to common stockholders		$2,891

Net income per common share:
Basic	As reported	$0.48
	Pro forma	$0.19
Diluted	As reported	$0.44
	Pro forma	$0.18
     Options were granted in 2007, 2006 and 2005. See Note 10 for further disclosures regarding stock options. The following assumptions were applied in determining the compensation costs:

	For the Years Ended December 31,
	2007	2006	2005
Expected dividend yield	—	—	—
Expected price volatility	66.21%	72.28%	84.28%
Risk-free interest rate	4.8%	5.1%	5.6%
Expected life of options	5 years	7 years	7 years
Weighted average fair value of options granted at market value	$12.86	$10.58	$5.02
     Segments of an Enterprise and Related Information
     We disclose the results of our segments in accordance with SFAS No. 131, Disclosures About Segments Of An Enterprise And Related Information (“SFAS No. 131”). We designate the internal organization that is used by management for allocating resources and assessing performance as the source of our reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. Please see Note 14 for further disclosure of segment information in accordance with SFAS No. 131.
     Income Per Common Share
     We compute income per common share in accordance with the provisions of SFAS No. 128, Earnings Per Share (“SFAS No. 128”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Restricted stock grants are legally considered issued and outstanding, but are included in basic and diluted earnings per share only to the extent that they are vested. Unvested restricted stock is included in the computation of diluted earnings per share using the treasury stock method. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share) are excluded from diluted earnings per share.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     The components of basic and diluted earnings per share are as follows (in thousands, except per share amounts):

	For the Years Ended December 31,
	2007	2006	2005
Numerator:
Net income	$50,440	$35,626	$7,175

Denominator:
Weighted average common shares outstanding excluding nonvested restricted stock	34,158	20,548	14,832
Effect of potentially dilutive common shares:
Warrants and employee and director stock options and restricted shares	543	862	1,406

Weighted average common shares outstanding and assumed conversions	34,701	21,410	16,238

Income per common share:
Basic	$1.48	$1.73	$0.48

Diluted	$1.45	$1.66	$0.44

Potentially dilutive securities excluded as anti-dilutive	1,108	53	599

     Reclassification
     Certain prior period balances have been reclassified to conform to current year presentation.
     On January 31, 2008, we created the positions of Senior Vice President — Oilfield Services and Senior Vice President — Rental Services. In conjunction with this organizational change, we reviewed the presentation of our reporting segments during the first quarter of 2008. Based on this review, we determined that our operational performance would be segmented and reviewed by the Oilfield Services, Drilling and Completion and Rental Services segments. The Oilfield Services segment includes our underbalanced drilling, directional drilling, tubular services and production services operations. The Drilling and Completion segment includes our international drilling operations. As a result, we realigned our financial reporting segments and will now report the following operations as separate, distinct reporting segments: (1) Oilfield Services, (2) Drilling and Completion and (3) Rental Services. Our historical segment data previously reported for the years ended December 31, 2007, 2006 and 2005 have been restated to conform to the new presentation (see Note 14).
     New Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. Subsequently, the FASB provided for a one-year deferral of the provisions of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis. We believe that the adoption of SFAS 157 will not have a material impact on our financial position, results of operations or cash flows.
     In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). This statement retains the fundamental requirements in SFAS No. 141, “Business Combinations” that the acquisition method of accounting be used for all business combinations and expands the same method of accounting to all transactions and other events in which one entity obtains control over one or more other businesses or assets at the acquisition date and in subsequent periods. This statement replaces SFAS No. 141 by requiring measurement at the acquisition date of the fair value of assets acquired, liabilities assumed and any non-controlling interest. Additionally, SFAS 141(R) requires that acquisition-related costs, including restructuring costs, be recognized as expense separately from the acquisition. SFAS 141(R) applies prospectively to business combinations for fiscal years beginning after December 15, 2008. We will adopt SFAS 141(R) beginning January 1, 2009 and apply to future acquisitions.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits entities to elect to measure many financial instruments and certain other items at fair value. Upon adoption of SFAS 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at the initial recognition of the asset or liability or upon a re-measurement event that gives rise to the new-basis of accounting. All subsequent changes in fair value for that instrument are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be recorded at fair value nor does it eliminate disclosure requirements included in other accounting standards. SFAS 159 is effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. We are currently evaluating the provisions of SFAS 159 and have not yet determined the impact, if any, on our financial statements.
     In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires (i) that non-controlling (minority) interests be reported as a component of shareholders’ equity, (ii) that net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations, (iii) that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (iv) that any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (v) that sufficient disclosures are provided that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for annual periods beginning after December 15, 2008 and should be applied prospectively. The presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. We believe the adoption of SFAS 160 will not have a material impact on our financial position or results of operations.
NOTE 2 — POST RETIREMENT BENEFIT OBLIGATIONS
Medical And Life
     Pursuant to the Plan of Reorganization that was confirmed by the Bankruptcy Court after acceptances by our creditors and stockholders and was consummated on December 2, 1988, we assumed the contractual obligation to Simplicity Manufacturing, Inc. (SMI) to reimburse SMI for 50% of the actual cost of medical and life insurance claims for a select group of retirees (SMI Retirees) of the prior Simplicity Manufacturing Division of Allis-Chalmers. The actuarial present value of the expected retiree benefit obligation is determined by an actuary and is the amount that results from applying actuarial assumptions to (1) historical claims-cost data, (2) estimates for the time value of money (through discounts for interest) and (3) the probability of payment (including decrements for death, disability, withdrawal, or retirement) between today and expected date of benefit payments. As of December 31, 2007 and 2006, we have post-retirement benefit obligations of $31,000 and $304,000, respectively.
401(k) Savings Plan
     On June 30, 2003, we adopted the 401(k) Profit Sharing Plan (the “Plan”). The Plan is a defined contribution savings plan designed to provide retirement income to our eligible employees. The Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. It is funded by voluntary pre-tax contributions from eligible employees who may contribute a percentage of their eligible compensation, limited and subject to statutory limits. The Plan is also funded by discretionary matching employer contributions from us. Eligible employees cannot participate in the Plan until they have attained the age of 21 and completed three-months of service with us. Each participant is 100% vested with respect to the participants’ contributions while our matching contributions are vested over a three-year period in accordance with the Plan document. Contributions are invested, as directed by the participant, in investment funds available under the Plan. Matching contributions of approximately $1.8 million, $735,000 and $114,000 were paid in 2007, 2006 and 2005, respectively.
NOTE 3 — ACQUISITIONS AND SALE OF CAPILLARY ASSETS
     On April 1, 2005, we acquired 100% of the outstanding stock of Delta Rental Service, Inc., or Delta, for approximately $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. The purchase price was allocated to fixed assets and inventory. Delta, located in Lafayette, Louisiana, was a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools. The results of Delta since the acquisition are included in our Rental Services segment.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil Tubing Services, Inc., or Capcoil, for approximately $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, is engaged in downhole well servicing by providing coil tubing services to enhance production from existing wells. Goodwill of $184,000 and other identifiable intangible assets of $1.4 million were recorded in connection with the acquisition. The results of Capcoil since the acquisition are included in our Oilfield Services segment.
     On July 11, 2005, we acquired the compressed air drilling assets of W.T Enterprises, Inc., or W.T., based in South Texas, for $6.0 million in cash. The equipment includes compressors, boosters, mist pumps and vehicles. Goodwill of $82,000 and other identifiable intangible assets of $1.5 million were recorded in connection with the acquisition. The results of the W.T. assets since their acquisition are included in our Oilfield Services segment.
     On July 11, 2005, we acquired from M-I L.L.C. (“M-I”) its 45% interest in AirComp and subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued to M-I a $4.0 million subordinated note bearing interest at 5% per annum. As a result, we now own 100% of AirComp. The results of AirComp are included in our Oilfield Services segment.
     Effective August 1, 2005, we acquired 100% of the outstanding capital stock of Target Energy Inc., or Target, for approximately $1.3 million in cash and forgiveness of a lease receivable of approximately $0.6 million. The purchase price was allocated to the fixed assets of Target. The results of Target are included in our Oilfield Services segment as their Measure While Drilling equipment is utilized in that segment.
     On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc. for approximately $15.6 million. These assets are located in Corpus Christi, Texas; Kilgore, Texas; Lafayette, Louisiana and Houma, Louisiana. The results of these assets since their acquisition are included in our Oilfield Services segment.
     Effective January 1, 2006, we acquired 100% of the outstanding stock of Specialty Rental Tools, Inc., or Specialty, for approximately $95.3 million in cash. In addition, approximately $588,000 of costs were incurred in relation to the Specialty acquisition. Specialty, located in Lafayette, Louisiana, was engaged in the rental of high quality drill pipe, heavy weight spiral drill pipe, tubing work strings, blow-out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. The following table summarizes the allocation of the purchase price and related acquisition costs to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$7,645
Property and equipment	90,622

Total assets acquired	98,267

Current liabilities	2,193
Long-term debt	74

Total liabilities assumed	2,267

Net assets acquired	$96,000

     Specialty’s historical property and equipment values were increased by approximately $71.6 million based on third-party valuations. The results of Specialty since the acquisition are included in our Rental Services segment.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     Effective April 1, 2006, we acquired 100% of the outstanding stock of Rogers Oil Tools, Inc., or Rogers, based in Lafayette, Louisiana, for a total consideration of approximately $13.7 million, which includes approximately $11.3 million in cash, $1.6 million in our common stock and a $750,000 three-year promissory note. In addition, approximately $380,000 of costs were incurred in relation to the Rogers acquisition. Rogers sells, services and rents power drill pipe tongs and accessories and rental tongs for snubbing and well control applications. Rogers also provides specialized tong operators for rental jobs. The following table summarizes the allocation of the purchase price and related acquisition costs to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$4,520
Property and equipment	9,866
Intangible assets, including goodwill	4,941

Total assets acquired	19,327

Current liabilities	1,376
Deferred income tax liabilities	3,760
Other long-term liabilities	150

Total liabilities assumed	5,286

Net assets acquired	$14,041

     Rogers’ historical property and equipment values were increased by approximately $8.4 million based on third-party valuations. Intangible assets include approximately $2.4 million assigned to goodwill, $1.2 million assigned to patents, $1.1 million assigned to customer list and $150,000 assigned to non-compete based on third-party valuations and employment contracts. The amortizable intangibles have a weighted-average useful life of 10.5 years. The results of Rogers since the acquisition are included in our Oilfield Services segment.
     Effective August 14, 2006, we acquired 100% of the outstanding stock of DLS, based in Argentina, for a total consideration of approximately $114.5 million, which includes approximately $93.7 million in cash, $38.1 million in our common stock, less approximately $17.3 million of debt assigned to us. In addition, approximately $3.4 million of costs were incurred in relation to the DLS acquisition. DLS operates a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia. The following table summarizes the allocation of the purchase price and related acquisition costs to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$52,033
Property and equipment	130,389
Other long-term assets	21

Total assets acquired	182,443

Current liabilities	34,386
Long-term debt, less current portion	5,921
Intercompany note	17,256
Deferred tax liabilities	6,948

Total liabilities assumed	64,511

Net assets acquired	$117,932

     DLS’ historical property and equipment values were increased by approximately $22.7 million based on third-party valuations. The results of DLS since the acquisition are included in our Drilling and Completion segment.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     On October 16, 2006, we acquired 100% of the outstanding stock of Petro Rental, based in Lafayette, Louisiana, for a total consideration of approximately $33.6 million, which includes approximately $20.2 million in cash, $3.8 million in our common stock and repaid $9.6 million of existing Petro Rental debt. In addition, approximately $82,000 of costs were incurred in relation to the Petro-Rental acquisition. Petro-Rental provides a variety of production-related rental tools and equipment and services, including wire line services and equipment, land and offshore pumping services and coiled tubing. The following table summarizes the allocation of the purchase price and related acquisition costs to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$8,175
Property and equipment	28,792
Intangible assets, including goodwill	5,811
Other long-term assets	2

Total assets acquired	42,780

Current liabilities	2,135
Deferred tax liabilities	6,954

Total liabilities assumed	9,089

Net assets acquired	$33,691

     Petro Rental’s historical property and equipment values were increased by approximately $13.4 million based on third-party valuations. Intangible assets include approximately $3.6 million assigned to goodwill and $2.2 million assigned to customer relationships based on third-party valuations. The amortizable intangibles have a weighted-average useful life of 10 years. The results of Petro-Rental since the acquisition are included in our Oilfield Services segment.
     Effective December 1, 2006, we acquired 100% of the outstanding stock of Tanus, based in Argentina, for a total consideration of $2.5 million. In addition, approximately $17,000 of costs were incurred in relation to the Tanus acquisition. Tanus is engaged in the research and manufacturing of additives for the oil, natural gas and water well drilling and completion fluids in Argentina. The following table summarizes the allocation of the purchase price and related acquisition costs to the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition (in thousands).

Current assets	$2,254
Property and equipment	2
Goodwill	1,504

Total assets acquired	3,760
Current liabilities	1,243

Net assets acquired	$2,517

     The results of Tanus are reported with DLS under our Drilling and Completion segment.
     On December 18, 2006, we acquired substantially all of the assets of Oil & Gas Rental Services, Inc, or OGR, based in Morgan City, Louisiana, for a total consideration of approximately $342.4 million, which includes approximately $291.0 million in cash, and $51.4 million in our common stock. In addition, approximately $3.0 million of costs were incurred in relation to the acquisition of the assets of OGR The following table summarizes the allocation of the purchase price and related acquisition costs to the estimated fair value of the assets acquired at the date of acquisition (in thousands):

Current assets	$12,735
Property and equipment	199,015
Investments	4,618
Intangible assets, including goodwill	128,976

Total assets acquired	$345,344

     OGR’s historical property and equipment values were increased by approximately $168.9 million based on third-party valuations. Intangible assets include approximately $106.1 million assigned to goodwill, $22.0 million to customer relations, $831,000 to patents and $35,000 assigned to employment agreements based on third-party valuations. The amortizable intangibles have a weighted-average useful life of 10.1 years. The results of the OGR assets since their acquisition are included in our Rental Services segment.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     On June 29 2007, we acquired Coker Directional, Inc., or Coker, for a total consideration of approximately $3.9 million, which includes approximately $3.6 million in cash and a promissory note for $350,000. In addition, approximately $5,000 of costs were incurred in relation to the Coker acquisition. The following table summarizes the preliminary allocation of the purchase price and related acquisition costs to the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition (in thousands):

Property and equipment	3
Intangible assets, including goodwill	3,902

Net assets acquired	$3,905

     Intangible assets include approximately $1.8 million assigned to goodwill and $2.1 million assigned to customer relationships and non-compete. The amortizable intangibles have a weighted-average useful life of 9.4 years. The results of Coker since the acquisition are included in our Oilfield Services segment. We do not expect any material differences from the preliminary allocation of the purchase price and the final purchase price allocations.
     On July 26, 2007, we acquired Diggar Tools, LLC, or Diggar, for a total consideration of approximately $10.3 million, which includes approximately $6.7 million in cash, a promissory note for $750,000 and payment of approximately $2.8 million of existing Diggar debt. In addition, approximately $29,000 of costs were incurred in relation to the Diggar acquisition. The following table summarizes the preliminary allocation of the purchase price and related acquisition costs to the estimated fair value of the assets acquired at the date of acquisition (in thousands):

Current assets	$1,113
Property and equipment	7,204
Intangible assets, including goodwill	2,675

Total assets acquired	10,992

Current liabilities	622

Net assets acquired	$10,370

     Diggar’s historical property and equipment values were increased by approximately $3.4 million based on third-party valuations. Intangible assets include approximately $2.7 million assigned to goodwill. The results of Diggar since the acquisition are included in our Oilfield Services segment. We do not expect any material differences from the preliminary allocation of the purchase price and the final purchase price allocations.
     On October 23, 2007, we acquired Rebel for a total consideration of approximately $7.3 million, which includes approximately $5.0 million in cash, promissory notes for an aggregate of $500,000, payment of approximately $1.5 million of existing Rebel debt and the deposit of $305,000 in escrow to cover distributions owed under the Rebel Defined Benefit Pension Plan & Trust. In addition, approximately $214,000 of costs were incurred in relation to the Rebel acquisition. The following table summarizes the preliminary allocation of the purchase price and related acquisition costs to the estimated fair value of the assets acquired at the date of acquisition (in thousands):

Current assets	$944
Land, Property and equipment	8,736
Intangible assets, including goodwill	1,144

Total assets acquired	10,824

Current liabilities	218
Deferred tax liabilities	3,095

Total liabilities assumed	3,313

Net assets acquired	$7,511

     Rebel’s historical property and equipment values were increased by approximately $8.5 million based on third-party valuations. Intangible assets include approximately $461,000 assigned to goodwill and $683,000 assigned to customer relations. The amortizable intangibles have a useful life of 15 years. The results of Rebel since the acquisition are included in our Oilfield Services segment. We do not expect any material differences from the preliminary allocation of the purchase price and the final purchase price allocations.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     On November 1, 2007, we acquired substantially all the assets Diamondback Oilfield Services, Inc. or Diamondback, for a total consideration of approximately $23.1 million in cash. Approximately $89,000 of costs were incurred in relation to the Diamondback acquisition. The following table summarizes the preliminary allocation of the purchase price and related acquisition costs to the estimated fair value of the assets acquired at the date of acquisition (in thousands):

Current assets	$3,350
Property and equipment	8,701
Intangible assets, including goodwill	12,232
Other noncurrent assets	10

Total assets acquired	24,293

Current liabilities	1,160

Net assets acquired	$23,133

     Diamondback’s historical property and equipment values were increased by approximately $2.0 million based on third-party valuations. Intangible assets include approximately $7.6 million assigned to goodwill, $650,000 assigned to non-compete, $620,000 assigned to trade name and $3.4 million assigned to customer relations based on third-party valuations. The amortizable intangibles have a weighted-average useful life of 13.3 years. The sellers are entitled to a future cash earn-out payment upon the business attaining certain earning objectives. The results of the Diamondback assets since their acquisition are included in our Oilfield Services segment. We do not expect any material differences from the preliminary allocation of the purchase price and the final purchase price allocations.
     The acquisitions were accounted for using the purchase method of accounting. The results of operations of the acquired entities since the date of acquisition are included in our consolidated income statement.
     On June 29, 2007, we sold our capillary tubing units and related equipment for approximately $16.3 million. We reported a gain of approximately $8.9 million. The assets sold represented a small portion of our Oilfield Services segment.
     The following unaudited pro forma consolidated summary financial information for the year ended December 31, 2006 illustrates the effects of the acquisitions and the related public offerings of debt and equity for Rogers, DLS, Petro-Rental and OGR as if the acquisitions occurred as of January 1, 2006, based on the historical results of the acquisitions. The following unaudited pro forma consolidated summary financial information for the year ended December 31, 2005 illustrates the effects of the acquisitions and the related public offerings of debt and equity for Delta, Capcoil, W.T., the minority interest in AirComp, Specialty, Rogers, DLS, Petro-Rental and OGR as if the acquisitions had occurred as of January 1, 2005, based on the historical results of the acquisitions. The historical results for OGR are based on their historical year end of October 31 (in thousands, except per share amounts):

	Years Ended December 31,
	2006	2005
Revenues	$502,418	$346,230
Operating income	$93,082	$49,868
Net income	$32,358	$1,264
Net income per common share Basic	$0.96	$0.04
Diluted	$0.94	$0.04

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
NOTE 4 — INVENTORIES
     Inventories are comprised of the following as of December 31 (in thousands):

	2007	2006
Manufactured
Finished goods	$2,198	$1,476
Work in process	1,781	2,266
Raw materials	4,464	2,638

Total manufactured	8,443	6,380
Hammers	1,434	1,016
Drive pipe	420	716
Rental supplies	2,261	1,845
Chemicals and drilling fluids	3,236	2,673
Rig parts and related inventory	9,985	9,762
Coiled tubing and related inventory	1,014	1,627
Shop supplies and related inventory	5,416	4,596

Total inventories	$32,209	$28,615

NOTE 5 — PROPERTY AND OTHER INTANGIBLE ASSETS
     Property and equipment is comprised of the following as of December 31 (in thousands):

	Depreciation
	Period	2007	2006
Land	—	$2,040	$1,810
Building and improvements	15-20 years	6,986	5,392
Transportation equipment	3-10 years	26,132	22,744
Drill pipe and rental equipment	3-20 years	350,202	321,821
Drilling, workover and pulling rigs	20 years	127,725	120,517
Machinery and equipment	3-20 years	157,626	105,926
Furniture, computers, software and leasehold improvements	3-10 years	5,817	3,522
Construction in progress — equipment	N/A	27,148	2,269

Total		703,676	584,001
Less: accumulated depreciation		(77,008)	(29,743)

Property and equipment, net		$626,668	$554,258

     The net book value of equipment recorded under capital leases was $285,000 and $1.0 million as of December 31, 2007 and 2006, respectively.
     Other intangible assets are as follows as of December 31 (in thousands):

	Amortization
	Period	2007	2006
Intellectual property	10-20 years	$1,629	$1,009
Non-compete agreements	3-5 years	2,852	4,580
Customer relationships	10-15 years	33,528	27,552
Patents	12-15 years	2,560	3,327
Other intangible assets	2-10 years	829	847

Total		41,398	37,315
Less: accumulated amortization		(6,218)	(4,475)

Other intangibles assets, net		$35,180	$32,840

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)

	2007		2006
	Gross	Accumulated	Gross	Accumulated
	Value	Amortization	Value	Amortization
Intellectual property	$1,629	$410	$1,009	$349
Non-compete agreements	2,852	1,367	4,580	2,707
Customer relationships	33,528	3,497	27,552	789
Patents	2,560	423	3,327	203
Other intangible assets	829	521	847	427

Total	$41,398	$6,218	$37,315	$4,475

     Amortization expense related to other intangibles was $4.1 million, $1.9 million and $1.5 million for the years ended December 31, 2007, 2006 and 2005, respectively. Future amortization of intangible assets at December 31, 2007 is as follows (in thousands):

	Intangible Amortization by Period
	Years Ended December 31,
					2012 and
	2008	2009	2010	2011	Thereafter
Intellectual property	$96	$96	$96	$96	$835
Non-compete agreements	627	494	291	48	25
Customer relationships	3,227	3,227	3,227	3,227	17,123
Patents	202	202	202	202	1,329
Other intangible assets	107	90	79	30	2

Total Intangible Amortization	$4,259	$4,109	$3,895	$3,603	$19,314

NOTE 6 — INCOME TAXES
     We had income before income taxes of $41.7 million, $35.9 million and $8.5 million for U.S. tax purposes for the years ended December 31, 2007, 2006 and 2005, respectively. We also had income before income taxes of $37.6 million and $11.1 million reported in non-U.S. countries for the years ended December 31, 2007 and 2006, respectively. We treat the withholding taxes incurred by our U.S. subsidiaries in foreign countries as foreign tax, and we anticipate using those tax payments to offset U.S. tax.
     The income tax provision consists of the following (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax expense:
Federal	$6,814	$5,865	$123
State	1,053	898	595
Foreign	12,959	2,442	626

	20,826	9,205	1,344

Deferred income tax expense (benefit):
Federal	7,081	(946)	—
State	349	573	—
Foreign	587	2,588	—

	8,017	2,215	—

	$28,843	$11,420	$1,344

     We are required to file a consolidated U.S. federal income tax return. We pay foreign income taxes in Argentina related to our Drilling and Completion operations and in Mexico related to Oilfield Services’ revenues from Matyep.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     The following table reconciles the U.S. statutory tax rate to our actual tax rate:

	Years Ended December 31,
	2007	2006	2005
Statutory income tax rate	35.0%	35.0%	34.0%
State taxes, net of federal benefit	1.8	2.1	6.1
Valuation allowances	—	(57.7)	(98.7)
Nondeductible items, permanent differences and other	(0.4)	44.9	74.4

Effective tax rate	36.4%	24.3%	15.8%

     Significant components of deferred income tax assets as of December 31, were as follows (in thousands):

	2007	2006
Deferred income tax assets:
Net future (taxable) deductible items	$874	$899
Share-based compensation	1,898	578
Net operating loss carryforwards	2,681	1,698
Foreign tax credits	—	2,420
A-C Reorganization Trust and Product Liability Trust	4,099	5,500

Total deferred income tax assets	9,552	11,095

Deferred income tax liabilities
Depreciation and amortization	(37,795)	(28,226)

Net deferred income tax liabilities	$(28,243)	$(17,131)

Net current deferred income tax asset	$1,847	$2,822
Net noncurrent deferred income tax liability	(30,090)	(19,953)

Net deferred income tax liabilities	$(28,243)	$(17,131)

     Net future tax-deductible items relate primarily to timing differences. Timing differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years.
     The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a “change of ownership” as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit our utilization of our net operating loss and tax credit carryforwards, and could be triggered by a public offering or by subsequent sales of securities by us or our stockholders. This provision has limited the amount of net operating losses available to us currently. Net operating loss carryforwards for tax purposes at December 31, 2007 and 2006 were $7.7 million and $4.9 million, respectively, expiring through 2024.
     Prior to 2006, we did not record an asset for the U.S. foreign tax credits as we believed they would not be recoverable based on our taxable income. We now project that all of the U.S. foreign tax credits will be utilized against U.S. income tax.
     Our 1988 Plan of Reorganization established the A-C Reorganization Trust to settle claims and to make distributions to creditors and certain stockholders. We transferred cash and certain other property to the A-C Reorganization Trust on December 2, 1988. Payments made by us to the A-C Reorganization Trust did not generate tax deductions for us upon the transfer but generate deductions for us as the A-C Reorganization Trust makes payments to holders of claims and for administrative expenses. The Plan of Reorganization also created a trust to process and liquidate product liability claims. Payments made by the A-C Reorganization Trust to the Product Liability Trust did not generate current tax deductions for us upon the payment but generates deductions for us as the Product Liability Trust makes payments to liquidate claims or incurs administrative expenses. We believe the aforementioned trusts are grantor trusts and therefore we include the income or loss of these trusts in our income or loss for tax purposes. The income or loss of these trusts is not included in our results of operations for financial reporting purposes.
     A valuation allowance is established for deferred tax assets when management, based upon available information, considers it more likely than not that a benefit from such assets will not be realized. As of December 31, 2007 and 2006, the valuation allowance was zero.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     Approximately $9.7 million and $5.5 million of ad valorem, franchise, income, sales and other tax accruals are included in our accrued expense balances of $20.5 million and $17.0 million as of December 31, 2007 and 2006, respectively.
     We adopted the provisions of FIN 48 on January 1, 2007. This interpretation clarifies the accounting for uncertain tax positions and requires companies to recognize the impact of a tax position in their financial statements, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The adoption of FIN 48 did not have any impact on the total liabilities or stockholders’ equity.
NOTE 7 — DEBT
     Our long-term debt consists of the following as of December 31 (in thousands):

	2007	2006
Senior notes	$505,000	$255,000
Bridge loan	—	300,000
Bank term loans	4,926	7,302
Revolving line of credit	—	—
Seller notes	2,350	900
Notes payable to former directors	32	32
Equipment & vehicle installment notes	595	3,502
Insurance premium financing notes	1,707	1,025
Obligations under non-compete agreements	110	270
Capital lease obligations	14	414

Total debt	514,734	568,445
Less: current maturities of long-term debt	6,434	6,999

Long-term debt	$508,300	$561,446

     Our weighted average interest rate for all of our outstanding debt was approximately 8.7% as of December 31, 2007 and 9.8% as of December 31, 2006.
     Maturities of debt obligations as of December 31, 2007 are as follows (in thousands):

	Debt	Capital Leases	Total
Year Ending:
December 31, 2008	$6,420	$14	$6,434
December 31, 2009	2,250	—	2,250
December 31, 2010	700	—	700
December 31, 2011	350	—	350
December 31, 2012	—	—	—
Thereafter	505,000	—	505,000

Total	$514,720	$14	$514,734

Senior notes, bank loans and line of credit agreements
     On January 18, 2006 and August 14, 2006, we closed on private offerings, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, of $160.0 and $95.0 million aggregate principal amount of our senior notes, respectively. The senior notes are due January 15, 2014 and bear interest at 9.0%. The proceeds were used to fund the acquisitions of Specialty and DLS, to repay existing debt and for general corporate purposes.
     In January 2007, we closed on a private offering, to qualified institutional buyers pursuant to Rule 144A under the Securities Act, of $250.0 million principal amount of 8.5% senior notes due 2017. The proceeds of the senior notes offering, together with a portion of the proceeds of our concurrent common stock offering, were used to repay the debt outstanding under our $300.0 million bridge loan facility which we incurred to finance our acquisition of substantially all the assets of OGR.
     On December 18, 2006, we closed on a $300.0 million senior unsecured bridge loan. The bridge loan was due 18 months after closing and had a weighted average interest rate of 10.6%. The bridge loan, which was repaid on January 29, 2007, was used to fund the acquisition of OGR.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     On January 18, 2006, we also executed an amended and restated credit agreement which provided for a $25.0 million revolving line of credit with a maturity of January 2010. Our January 2006 amended and restated credit agreement contained customary events of default and financial covenants and limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Our obligations under the January 2006 amended and restated credit agreement are secured by substantially all of our assets excluding the DLS assets, but including 2/3 of our shares of DLS. On April 26, 2007, we entered into a Second Amended and Restated Credit Agreement, which increased our revolving line of credit to $62.0 million, and had a final maturity date of April 26, 2012. On December 3, 2007, we entered into a First Amendment to Second Amended and Restated Credit Agreement, which increased our revolving line of credit to $90.0 million. The amended and restated credit agreement contains customary events of default and financial covenants and limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Our obligations under the amended and restated credit agreement are secured by substantially all of our assets located in the United States. As of December 31, 2007 and 2006, no amounts were borrowed on the facility but availability is reduced by outstanding letters of credit of $8.4 million and $9.7 million, respectively.
     As part of our acquisition of DLS, we assumed various bank loans with floating interest rates based on LIBOR plus a margin and terms ranging from 2 to 5 years. The weighted average interest rates on these loans was 6.7% and 7.0% as of December 31, 2007 and 2006, respectively. The bank loans are denominated in U.S. dollars and the outstanding amount due as of December 31, 2007 and 2006 was $4.9 million and $7.3 million, respectively.
Notes payable
     As part of the acquisition of Mountain Compressed Air, Inc., or MCA, in 2001, we issued a note to the sellers of MCA in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the holders of the note $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. As of December 31, 2007 and 2006 the outstanding amounts due were $0 and $150,000, respectively.
     In connection with the acquisition of Rogers, we issued to the seller a note in the amount of $750,000. The note bears interest at 5.0% and is due April 3, 2009. In connection with the purchase of Coker, we issued to the seller a note in the amount of $350,000. The note bears interest at 8.25% and is due June, 29, 2008. In connection with the purchase of Diggar, we issued to the seller a note in the amount of $750,000. The note bears interest at 6.0% and is due July 26, 2008. In connection with the purchase of Rebel, we issued to the sellers notes in the amount of $500,000. The notes bear interest at 5.0% and are due October 23, 2008
     In 2000 we compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation, by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. As of December 31, 2007 and 2006, the principal and accrued interest on these notes totaled approximately $32,000.
     We have various rig and equipment financing loans with interest rates ranging from 7.8% to 8.7% and terms of 2 to 5 years. As of December 31, 2007 and 2006, the outstanding balances for rig and equipment financing loans were $595,000 and $3.5 million, respectively.
     In April 2006 and August 2006, we obtained insurance premium financings in the amount of $1.9 million and $896,000 with fixed interest rates of 5.6% and 6.0%, respectively. Under terms of the agreements, amounts outstanding are paid over 10 month and 11 month repayment schedules. The outstanding balance of these notes was approximately $1.0 million as of December 31, 2006. In April 2007 and August 2007, we obtained insurance premium financings in the amount of $3.2 million and $1.3 with fixed interest rates of 5.9% and 5.7%, respectively. Under terms of the agreements, amounts outstanding are paid over 11 month repayment schedules. The outstanding balance of these notes was approximately $1.7 million as of December 31, 2007.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
Other debt
     In connection with the purchase of Tubular, we agreed to pay a total of $1.2 million to the seller in exchange for a non-compete agreement. Monthly payments of $20,576 were due under this agreement through January 31, 2007. In connection with the purchase of Safco-Oil Field Products, Inc., or Safco, we also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We were required to make annual payments of $50,000 through September 30, 2007. In connection with the purchase of Capcoil, we agreed to pay a total of $500,000 to two management employees in exchange for non-compete agreements. We are required to make annual payments of $110,000 through May 2008. Total amounts due under these non-compete agreements as of December 31, 2007 and 2006 were $110,000 and $270,000, respectively.
     We also have various capital leases with terms that expire in 2008. As of December 31, 2007 and 2006, amounts outstanding under capital leases were $14,000 and $414,000, respectively.
NOTE 8 — COMMITMENTS AND CONTINGENCIES
     We have placed orders for capital equipment totaling $82.7 million to be received and paid for through 2008. Approximately $46.2 million is for drilling and service rigs for our Drilling and Completion segment, $26.0 million is for six new coiled tubing units and related equipment for our Oilfield Services segment, $5.3 million is for rental equipment, principally drill pipe, for our Rental Services segment and $5.2 million is for casing and tubing tools and equipment. The orders are subject to cancellation with minimal loss of prior cash deposits, if any.
     We rent office space and certain other facilities and shop yards for equipment storage and maintenance. Facility rent expense for the years ended December 31, 2007, 2006 and 2005 was $2.7 million, $1.6 million and $987,000, respectively.
     At December 31, 2007, future minimum rental commitments for all operating leases are as follows (in thousands):

Years Ending:
December 31, 2008	$2,618
December 31, 2009	1,633
December 31, 2010	721
December 31, 2011	437
December 31, 2012	156
Thereafter	376

Total	$5,941

NOTE 9 — STOCKHOLDERS’ EQUITY
     As of January 1, 2005, in relation to the acquisition of Downhole Injection Services, LLC, or Downhole, we executed a business development agreement with CTTV Investments LLC, an affiliate of ChevronTexaco Inc., whereby we issued 20,000 shares of our common stock to CTTV and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon our subsidiaries receiving certain levels of revenues in 2005 from ChevronTexaco and its affiliates. CTTV was a minority owner of Downhole, which we acquired in 2004. Based on the terms of the agreement, no additional shares have been issued.
     During 2005, we issued 223,114 and 168,161 shares of our common stock in relation to the Delta and Capcoil acquisitions, respectively (see Note 3).
     In August 2005, our stockholders approved an amendment to our certificate of incorporation to increase the authorized number of shares of our common stock from 20 million to 100 million and to increase our authorized preferred stock from 10 million shares to 25 million shares and, we completed a secondary public offering in which we sold 1,761,034 shares for approximately $15.5 million, net of expenses.
     We also had options and warrants exercised during 2005. Those exercises resulted in 1,076,154 shares of our common stock being issued for approximately $1.4 million.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     During 2006, we issued 125,285, 2.5 million, 246,761 and 3.2 million shares of our common stock in relation to the Rogers, DLS, Petro Rental and OGR asset acquisitions, respectively (see Note 3).
     On August 14, 2006 we closed on a public offering of 3,450,000 shares of our common stock at a public offering price of $14.50 per share. Net proceeds from the public offering of approximately $46.3 million were used to fund a portion of our acquisition of DLS.
     During 2006, we had options and warrants exercised in 2006, which resulted in 1,851,377 shares of our common stock being issued for approximately $6.3 million. We recognized approximately $3.4 million of compensation expense related to stock options in 2006 that was recorded as capital in excess of par value (see Note 1). We also recorded approximately $6.4 million of tax benefit related to our stock compensation plans.
     In January 2007 we closed on a public offering of 6.0 million shares of our common stock at a public offering price of $17.65 per share. Net proceeds from the public offering, together with the proceeds of our concurrent senior notes offering, were used to repay the debt outstanding under our $300.0 million bridge loan facility, which we incurred to finance the OGR acquisition and for general corporate purposes.
     We also had restricted stock award grants, and options and warrants exercised during 2007, which resulted in 882,624 shares of our common stock being issued for approximately $3.3 million. We recognized approximately $4.9 million of compensation expense related to share based payments that was recorded as capital in excess of par value (see Note 1). We also recorded approximately $1.7 million of tax benefit related to our stock compensation plans.
NOTE 10 — STOCK OPTIONS
     In 2000, we issued stock options and promissory notes to certain current and former directors as compensation for services as directors (See Note 7), and our Board of Directors granted stock options to these same individuals. Options to purchase 4,800 shares of our common stock were granted with an exercise price of $13.75 per share. These options vested immediately and may be exercised any time prior to March 28, 2010. As of December 31, 2007, 4,000 of the stock options remain outstanding. No compensation expense has been recorded for these options that were issued with an exercise price equal to the fair value of the common stock at the date of grant.
     On May 31, 2001, the Board granted to Leonard Toboroff, one of our directors, an option to purchase 100,000 shares of our common stock at $2.50 per share, exercisable for 10 years from October 15, 2001. The option was granted for services provided by Mr. Toboroff to Oil Quip Rentals, Inc., or Oil Quip, prior to the merger, including providing financial advisory services, assisting in Oil Quip’s capital structure and assisting Oil Quip in finding strategic acquisition opportunities. We recorded compensation expense of $500,000 for the issuance of the option for the year ended December 31, 2001. As of December 31, 2007, all of the stock options have been exercised.
     The 2003 Incentive Stock Plan (“2003 Plan”), as amended, permits us to grant to our key employees and outside directors various forms of stock incentives, including, among others, incentive and non-qualified stock options and restricted stock. The 2003 Plan is administered by the Compensation Committee of the Board, which consists of two or more directors appointed by the Board. The following benefits may be granted under the 2003 Plan: (a) stock appreciation rights; (b) restricted stock; (c) performance awards; (d) incentive stock options; (e) nonqualified stock options; and (f) other stock-based awards. Stock incentive terms are not to be in excess of ten years. The maximum number of shares that may be issued under the 2003 Plan shall be the lesser of 3,000,000 shares and 15% of the total number of shares of common stock outstanding.
     The 2006 Incentive Plan (“2006 Plan”), was approved by our stockholders in November 2006. The 2006 Plan is administered by the Compensation Committee of the Board, which consists of two or more directors appointed by the Board. The maximum number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that may be issued under the 2006 Plan is equal to 1,500,000 shares, subject to adjustment in the event of stock splits and certain other corporate events. The 2006 Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options; (ii) bonus stock; (iii) restricted stock awards; (iv) performance awards; and (v) other stock-based awards. Except with respect to awards of incentive stock options, all employees, consultants and non-employee directors of the Company and its affiliates are eligible to participate in the 2006 Plan. The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of ten (10) years from the date of its grant.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     A summary of our stock option activity and related information is as follows:

	December 31, 2007		December 31, 2006		December 31, 2005
	Shares	Weighted Ave.	Shares	Weighted Ave.	Shares	Weighted Avg.
	Under	Exercise	Under	Exercise	Under	Exercise
	Option	Price	Option	Price	Option	Price
Beginning balance	1,350,365	$6.88	2,860,867	$5.10	1,215,000	$3.20
Granted	220,000	21.83	15,000	14.74	1,695,000	6.44
Canceled	(17,334)	8.45	(54,567)	5.97	(15,300)	3.33
Exercised	(566,268)	5.86	(1,470,935)	3.54	(33,833)	2.80

Ending balance	986,763	$10.77	1,350,365	$6.88	2,860,867	$5.10

     The total intrinsic value of stock options (the amount by which the market price of the underlying stock on the date of exercise exceeds the exercise price of the option) exercised was approximately $6.6 million, $18.8 million and $343,000 during the years ended December 31, 2007, 2006 and 2005, respectively. As of December 31, 2007, there was approximately $2.4 million of total unrecognized compensation cost related to stock option, with $939,000, $918,000 and $532,000 to be recognized during the years ended December 31, 2008, 2009 and 2010, respectively.
     The following table summarizes additional information about our stock options outstanding as of December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted Average	Weighted
Range of		Remaining	Average		Remaining	Average
Exercise	Number of	Contractual Life	Exercise	Number of	Contractual Life	Exercise
Prices	options	(in Years)	Price	options	(in Years)	Price

$2.75-4.87	380,699	7.02	$4.14	380,699	7.02	$4.14
10.85-14.74	386,064	7.92	11.01	381,069	7.92	10.96
16.50-21.95	220,000	9.59	21.83	—	—	—

2.75-21.95	986,763	7.95	$10.77	761,768	7.47	$7.55

     The aggregate pretax intrinsic value of stock options outstanding and exercisable was approximately $5.5 million at December 31, 2007. The amount represents the value that would have been received by the option holders had the respective options been exercised on December 31, 2007.
Restricted Stock Awards
     In addition to stock options, our 2003 and 2006 Plans allow for the grant of restricted stock awards (“RSA”). A time-lapse RSA is an award of common stock, where each unit represents the right to receive at the end of a stipulated period one unrestricted share of stock with no exercise price. The time-lapse RSA restrictions lapse periodically over an extended period of time not exceeding 10 years. We determine the fair value of RSAs based on the market price of our common stock on the date of grant. Compensation cost for RSAs is primarily recognized on a straight-line basis over the vesting or service period and is net of forfeitures. A performance-based RSA is an award of common stock, where each unit represents the right to receive one unrestricted share of stock with no exercise price at the attainment of established performance criteria. During 2007, we granted 710,000 performance based RSAs with market conditions. The performance-based RSAs are granted, but not earned and issued until certain annual total shareholder return criteria are attained over the next 3 years. The fair value of the performance-based RSAs were based on third-party valuations.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     The following table summarizes activity in our nonvested restricted stock awards:

	December 31, 2007		December 31, 2006
	Number	Weighted Ave.	Number	Weighted Ave.
	of	Grant Date Fair	of	Grant Date Fair
	Shares	Value Per Share	Shares	Value Per Share
Beginning balance	27,000	$18.30	—	$—
Granted	996,203	17.44	27,000	18.30
Vested	(30,000)	18.01	—	—
Forfeited	—	—	—	—

Ending balance	993,203	$17.45	27,000	$18.30

     The total fair value of RSA shares that vested during 2007 was approximately $577,000. As of December 31, 2007, there was approximately $13.9 million of total unrecognized compensation cost related to nonvested RSAs, with $6.6 million, $5.0 million, $1.8 million, $278,000 and $208,000 to be recognized during the years ended December 31, 2008, 2009, 2010, 2011 and 2012, respectively.
NOTE 11 — STOCK PURCHASE WARRANTS
     In conjunction with the MCA purchase by Oil Quip in February of 2001, MCA issued a common stock warrant for 620,000 shares to a third-party investment firm that assisted us in its initial identification and purchase of the MCA assets. The warrant entitles the holder to acquire up to 620,000 shares of common stock of MCA at an exercise price of $.01 per share over a nine-year period commencing on February 7, 2001.
     We issued two warrants (“Warrants A and B”) for the purchase of 233,000 total shares of our common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of our common stock at an exercise price of $5.00 per share (“Warrant C”) in connection with our subordinated debt financing for MCA in 2001. Warrants A and B were paid off on December 7, 2004. Warrant C was exercised during November 2006.
     On February 6, 2002, in connection with the acquisition of substantially all of the outstanding stock of Strata, we issued a warrant for the purchase of 87,500 shares of our common stock at an exercise price of $0.75 per share over the term of four years. The warrants were exercised in August of 2005.
     In connection with the Strata Acquisition, on February 19, 2003, we issued Energy Spectrum an additional warrant to purchase 175,000 shares of our common stock at an exercise price of $0.75 per share. The warrants were exercised in August of 2005.
     In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph & Co., in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants were exercised in August 2005.
     In April 2004, we issued warrants to purchase 20,000 shares of common stock at an exercise price of $0.75 per share to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit Inc. The warrants were exercised in August 2005.
     In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise of $2.50 per share, expiring on April 1, 2006. A total of 486,557 of these warrants were exercised in 2005 with the remaining portion exercised during 2006.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
     In May 2004, we issued a warrant to purchase 3,000 shares of our common stock at an exercise price of $4.75 per share to a consultant in consideration of financial advisory services to be provided pursuant to a consulting agreement. The warrants were exercised in May 2004. This consultant was also granted 16,000 warrants in May of 2004 exercisable at $4.65 per share. These warrants were exercised in November of 2005. Warrants for 4,000 shares of our common stock at an exercise price of $4.65 were also issued to this consultant in May 2004 and were exercised in January 2007.
NOTE 12 — CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     Set forth on the following pages are the condensed consolidating financial statements of (i) Allis-Chalmers Energy Inc., (ii) its subsidiaries that are guarantors of the senior notes and revolving credit facility and (iii) the subsidiaries that are not guarantors of the senior notes and revolving credit facility (in thousands). Prior to the acquisition of DLS, all of our subsidiaries were guarantors of our senior notes and revolving credit facility, the parent company had no independent assets or operations, the guarantees were full and unconditional and joint and several.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2007

	Allis-Chalmers		Subsidiary
	(Parent/	Subsidiary	Non-	Consolidating	Consolidated
	Guarantor)	Guarantors	Guarantors	Adjustments	Total
Assets
Cash and cash equivalents	$—	$41,176	$2,517	$—	$43,693
Trade receivables, net	—	83,126	46,973	(5)	130,094
Inventories	—	15,699	16,510	—	32,209
Intercompany receivables	76,583	—	—	(76,583)	—
Note receivable from affiliate	8,270	—	—	(8,270)	—
Prepaid expenses and other	7,731	2,564	1,603	—	11,898

Total current assets	92,584	142,565	67,603	(84,858)	217,894
Property and equipment, net	—	477,055	149,613	—	626,668
Goodwill	—	136,875	1,523	—	138,398
Other intangible assets, net	552	34,572	56	—	35,180
Debt issuance costs, net	14,228	—	—	—	14,228
Note receivable from affiliates	16,380	—	—	(16,380)	—
Investments in affiliates	824,410	—	—	(824,410)	—
Other assets	15	4,977	16,225	—	21,217

Total assets	$948,169	$796,044	$235,020	$(925,648)	$1,053,585

Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$32	$4,026	$2,376	$—	$6,434
Trade accounts payable	—	16,815	20,654	(5)	37,464
Accrued salaries, benefits and payroll taxes	—	3,712	11,571	—	15,283
Accrued interest	17,709	33	75	—	17,817
Accrued expenses	1,660	7,127	11,758	—	20,545
Intercompany payables	—	433,116	1,185	(434,301)	—
Note payable to affiliate	—	—	8,270	(8,270)	—

Total current liabilities	19,401	464,829	55,889	(442,576)	97,543
Long-term debt, net of current maturities	505,750	—	2,550	—	508,300
Note payable to affiliate	—	—	16,380	(16,380)	—
Deferred income tax liability	8,658	13,809	7,623	—	30,090
Other long-term liabilities	31	242	3,050	—	3,323

Total liabilities	533,840	478,880	85,492	(458,956)	639,256

Commitments and contingencies

Stockholders’ Equity
Common stock	351	3,526	42,963	(46,489)	351
Capital in excess of par value	326,095	167,508	74,969	(242,477)	326,095
Retained earnings	87,883	146,130	31,596	(177,726)	87,883

Total stockholders’ equity	414,329	317,164	149,528	(466,692)	414,329

Total liabilities and stock holders’ equity	$948,169	$796,044	$235,020	$(925,648)	$1,053,585

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING INCOME STATEMENTS
For the Year Ended December 31, 2007

	Allis-Chalmers		Subsidiary
	(Parent/	Subsidiary	Non-	Consolidating	Consolidated
	Guarantor)	Guarantors	Guarantors	Adjustments	Total

Revenues	$—	$355,172	$215,795	$—	$570,967

Cost of revenues
Direct costs	—	185,617	155,833	—	341,450
Depreciation	—	39,659	11,255	—	50,914

Gross margin	—	129,896	48,707	—	178,603

General and administrative	4,349	44,439	9,834	—	58,622
Gain on capillary asset sale	—	(8,868)	—	—	(8,868)
Amortization	46	3,988	33	—	4,067

Income (loss) from operations	(4,395)	90,337	38,840	—	124,782

Other income (expense):
Equity earnings in affiliates, net of tax	102,208	—	—	(102,208)	—
Interest, net	(47,677)	2,796	(1,394)	—	(46,275)
Other	304	336	136	—	776

Total other income (expense)	54,835	3,132	(1,258)	(102,208)	(45,499)

Income before income taxes	50,440	93,469	37,582	(102,208)	79,283

Provision for income taxes	—	(16,085)	(12,758)	—	(28,843)

Net income (loss)	$50,440	$77,384	$24,824	$(102,208)	$50,440

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
For the Year Ended December 31, 2007

	Allis-		Other
	Chalmers		Subsidiaries
	(Parent/	Subsidiary	(Non-	Consolidating	Consolidated
	Guarantor)	Guarantors	Guarantors)	Adjustments	Total
Cash Flows from Operating Activities:
Net income (loss)	$50,440	$77,384	$24,824	$(102,208)	$50,440
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation & amortization	46	43,647	11,288	—	54,981
Amortization and write-off of deferred financing fees	3,197	—	—	—	3,197
Stock based compensation	4,863	—	—	—	4,863
Allowance for bad debts	—	730	—	—	730
Equity earnings in affiliates	(102,208)	—	—	102,208	—
Deferred taxes	7,430	—	587	—	8,017
Gain on sale of equipment	—	(2,182)	(141)	—	(2,323)
Gain on capillary asset sale	—	(8,868)	—	—	(8,868)
Changes in operating assets and liabilities, net of acquisitions:
Increase in accounts receivables	—	(17,823)	(13,002)	—	(30,825)
Increase in inventories	—	(4,286)	(1,089)	—	(5,375)
(Increase) Decrease in other current assets	(3,003)	12,075	(870)	—	8,202
(Increase) decrease in other assets	242	—	(4,734)	—	(4,492)
(Decrease) increase in accounts payable	(31)	2,234	8,529	—	10,732
(Decrease) increase in accrued interest	5,954	33	(37)	—	5,950
(Decrease) increase in accrued expenses	1,525	(3,912)	3,895	—	1,508
(Decrease) increase in other liabilities	(273)	(77)	3,050	—	2,700
Increase in accrued salaries, benefits and payroll taxes	—	355	3,676	—	4,031

Net cash provided (used) by operating activities	(31,818)	99,310	35,976	—	103,468

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	—	(41,000)	—	—	(41,000)
Purchase of investment interests	—	(498)	—	—	(498)
Purchase of property and equipment	—	(84,240)	(28,911)	—	(113,151)
Deposits on asset commitments	—	—	(11,488)	—	(11,488)
Notes receivable from affiliates	(6,809)	—	—	6,809	—
Proceeds from sale of capillary assets	—	16,250	—	—	16,250
Proceeds from sale of property and equipment	—	12,666	145	—	12,811

Net cash provided (used) in investing activities	(6,809)	(96,822)	(40,254)	6,809	(137,076)

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW

	Allis-Chalmers
	(Parent/	Subsidiary	Other Subsidiaries	Consolidating
	Guarantor)	Guarantors	(Non-Guarantors)	Adjustments	Consolidated Total

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	250,000	—	—	—	250,000
Payments on long-term debt	(300,000)	(6,587)	(3,158)	—	(309,745)
Accounts receivable from affiliates	(8,674)	—	—	8,674	—
Accounts payable to affiliates	—	7,506	1,168	(8,674)	—
Note payable to affiliate	—	—	6,809	(6,809)	—
Proceeds from issuance of common stock, net of offering costs	100,055	—	—	—	100,055
Proceeds from exercise of options and warrants	3,319	—	—	—	3,319
Tax benefit on stock plans	1,719	—	—	—	1,719
Debt issuance costs	(7,792)	—		—	(7,792)

Net cash provided (used) by financing activities	38,627	919	4,819	(6,809)	37,556

Net change in cash and cash equivalents	—	3,407	541	—	3,948
Cash and cash equivalents at beginning of year	—	37,769	1,976	—	39,745

Cash and cash equivalents at end of period	$—	$41,176	$2,517	$—	$43,693

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2006

	Allis-Chalmers
	(Parent/	Subsidiary	Subsidiary	Consolidating
	Guarantor)	Guarantors	Non-Guarantors	Adjustments	Consolidated Total
Assets
Cash and cash equivalents	$—	$37,769	$1,976	$—	$39,745
Trade receivables, net	—	62,089	33,971	(294)	95,766
Inventories	—	13,194	15,421	—	28,615
Intercompany receivables	67,909	—	—	(67,909)	—
Note receivable from affiliate	5,502	—	—	(5,502)	—
Prepaid expenses and other	5,703	10,200	733	—	16,636

Total current assets	79,114	123,252	52,101	(73,705)	180,762
Property and equipment, net	—	422,297	131,961	—	554,258
Goodwill	—	124,331	1,504	—	125,835
Other intangible assets, net	598	32,153	89	—	32,840
Debt issuance costs, net	9,633	—	—	—	9,633
Note receivable from affiliates	12,339	—	—	(12,339)	—
Investments in affiliates	722,202	—	—	(722,202)	—
Other assets	257	4,719	22	—	4,998

Total assets	$824,143	$706,752	$185,677	$(808,246)	$908,326

Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$32	$3,809	$3,158	$—	$6,999
Trade accounts payable	31	13,510	12,125	—	25,666
Accrued salaries, benefits and payroll taxes	—	2,993	7,895	—	10,888
Accrued interest	11,755	—	112	—	11,867
Accrued expenses	135	9,247	7,863	(294)	16,951
Intercompany payables	—	425,610	17	(425,627)	—
Note payable to affiliate	—	—	5,502	(5,502)	—

Total current liabilities	11,953	455,169	36,672	(431,423)	72,371
Long-term debt, net of current maturities	555,750	770	4,926	—	561,446
Note payable to affiliate	—	—	12,339	(12,339)	—
Deferred income tax liability	2,203	10,714	7,036	—	19,953
Other long-term liabilities	304	319	—	—	623

Total liabilities	570,210	466,972	60,973	(443,762)	654,393

Commitments and contingencies

Stockholders’ Equity
Common stock	282	3,526	42,963	(46,489)	282
Capital in excess of par value	216,208	167,508	74,969	(242,477)	216,208
Retained earnings	37,443	68,746	6,772	(75,518)	37,443

Total stockholders’ equity	253,933	239,780	124,704	(364,484)	253,933

Total liabilities and stock holders’ equity	$824,143	$706,752	$185,677	$(808,246)	$908,326

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING INCOME STATEMENTS
For the Year Ended December 31, 2006

	Allis-Chalmers
	(Parent/	Subsidiary	Subsidiary	Consolidating
	Guarantor)	Guarantors	Non-Guarantors	Adjustments	Consolidated Total

Revenues	$—	$241,474	$69,490	$—	$310,964

Cost of revenues
Direct costs	—	134,638	50,941	—	185,579
Depreciation	—	16,198	4,063	—	20,261

Gross margin	—	90,638	14,486	—	105,124

General and administrative	2,643	30,651	2,242	—	35,536
Amortization	46	1,801	11	—	1,858

Income (loss) from operations	(2,689)	58,186	12,233	—	67,730

Other income (expense):
Equity earnings in affiliates, net of tax	58,077	—	—	(58,077)	—
Interest, net	(19,807)	67	(597)	—	(20,337)
Other	45	97	(489)	—	(347)

Total other income (expense)	38,315	164	(1,086)	(58,077)	(20,684)

Income (loss) before income taxes	35,626	58,350	11,147	(58,077)	47,046

Provision for income taxes	—	(7,045)	(4,375)	—	(11,420)

Net income (loss)	$35,626	$51,305	$6,772	$(58,077)	$35,626

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
For the Year Ended December 31, 2006

	Allis-		Other
	Chalmers		Subsidiaries
	(Parent/	Subsidiary	(Non-	Consolidating	Consolidated
	Guarantor)	Guarantors	Guarantors)	Adjustments	Total
Cash Flows from Operating Activities:
Net income (loss)	$35,626	$51,305	$6,772	$(58,077)	$35,626
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation & amortization	46	17,999	4,074	—	22,119
Amortization & write-off of deferred financing fees	1,527	—	—	—	1,527
Stock based compensation	3,394	—	—	—	3,394
Provision for bad debts	—	781	—	—	781
Imputed interest	—	355	—	—	355
Equity earnings in affiliates	(58,077)	—	—	58,077	—
Deferred taxes	(619)	247	2,587	—	2,215
Gain on sale of equipment	—	(2,428)	(16)	—	(2,444)
Changes in operating assets and liabilities, net of acquisitions:
Increase in accounts receivables	—	(23,144)	(31)	—	(23,175)
(Increase) decrease in inventories	—	(2,989)	352	—	(2,637)
(Increase) decrease in other current assets	(2,482)	4,120	867	—	2,505
(Increase) decrease in other assets	296	101	(89)	—	308
(Decrease) increase in accounts payable	(82)	3,587	(5,842)	—	(2,337)
(Decrease) increase in accrued interest	11,508	(45)	(81)	—	11,382
(Decrease) increase in accrued expenses	(390)	1,633	(371)	—	872
(Decrease) in other liabilities	(31)	(193)	—	—	(224)
(Decrease) increase in accrued salaries, benefits and payroll taxes	(1,951)	2,780	2,563	—	3,392

Net cash provided (used) by operating activities	(11,235)	54,109	10,785	—	53,659

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(528,167)	3,649	(2,054)	—	(526,572)
Notes receivable from affiliates	(585)	—	—	585	—
Purchase of property and equipment	—	(33,930)	(5,767)	—	(39,697)
Proceeds from sale of property and equipment	—	6,730	151	—	6,881

Net cash provided (used) in investing activities	(528,752)	(23,551)	(7,670)	585	(559,388)

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW

	Allis-		Other
	Chalmers		Subsidiaries
	(Parent/	Subsidiary	(Non-	Consolidating	Consolidated
	Guarantor)	Guarantors	Guarantors)	Adjustments	Total
Cash Flows from Financing Activities:
Proceeds from long-term debt	555,000	2,820	—	—	557,820
Payments on long-term debt	(42,414)	(9,875)	(1,741)	—	(54,030)
Payments on related party debt	—	(3,031)	—	—	(3,031)
Net (payments) borrowings on lines of credit	(6,400)	—	—	—	(6,400)
Accounts receivable from affiliates	(16,444)	—	—	16,444	—
Accounts payable to affiliates	—	16,427	17	(16,444)	—
Note payable to affiliate	—	—	585	(585)	—
Proceeds from issuance of common stock, net of offering costs	46,297	—	—	—	46,297
Proceeds from exercise of options and warrants	6,321	—	—	—	6,321
Tax benefit on stock plans	6,440	—	—	—	6,440
Debt issuance costs	(9,863)	—		—	(9,863)

Net cash provided (used) by financing activities	538,937	6,341	(1,139)	(585)	543,554

Net change in cash and cash equivalents	(1,050)	36,899	1,976	—	37,825
Cash and cash equivalents at beginning of year	1,050	870	—	—	1,920

Cash and cash equivalents at end of period	$—	$37,769	$1,976	$—	$39,745

NOTE 13 — RELATED PARTY TRANSACTIONS
     DLS was acquired from three British Virgin Island corporations. Two of our Directors; Alejandro P. Bulgheroni and Carlos A. Bulgheroni, indirectly beneficially own substantially all of the shares of the DLS sellers. DLS’ largest customer is Pan American Energy which is a joint venture by British Petroleum and Bridas Corporation. Alejandro P. Bulgheroni and Carlos A. Bulgheroni, indirectly beneficially own substantially all of the shares of the Bridas Corporation.
     We purchased approximately $3.5 million of general oilfield supplies and materials from Ralow Services, Inc., or Ralow in 2007 for our Rental Services segment. Ralow is owned by Brad A. Adams and Bruce A. Adams who are brothers of Burt A. Adams, one of our directors and our former President and Chief Operating Officer. In addition, Brad A. Adams and Bruce A. Adams were employed as officers of Rental during 2007.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
NOTE 14 — SEGMENT INFORMATION
     On January 31, 2008, we created the positions of Senior Vice President — Oilfield Services and Senior Vice President — Rental Services. In conjunction with this organizational change, we reviewed the presentation of our reporting segments during the first quarter of 2008. Based on this review, we determined that our operational performance would be segmented and reviewed by the Oilfield Services, Drilling and Completion and Rental Services segments. The Oilfield Services segment includes our underbalanced drilling, directional drilling, tubular services and production services operations. The Drilling and Completion segment includes our international drilling operations. As a result, we realigned our financial reporting segments and will now report the following operations as separate, distinct reporting segments: (1) Oilfield Services, (2) Drilling and Completion and (3) Rental Services. Our historical segment data previously reported for the years ended December 31, 2007, 2006 and 2005 have been restated to conform to the new presentation. All of the segments provide services to the energy industry. The revenues, operating income (loss), depreciation and amortization, capital expenditures and assets of each of the reporting segments plus the corporate function are reported below (in thousands):

	Years Ended December 31,
	2007	2006	2005
Revenues:
Oilfield Services	$233,986	$189,953	$102,963
Drilling & Completion	215,795	69,490	—
Rental Services	121,186	51,521	5,059

Total revenues	$570,967	$310,964	$108,022

Operating Income (Loss):
Oilfield Services	$53,218	$43,157	$17,896
Drilling & Completion	38,839	12,233	—
Rental Services	49,139	26,293	1,300
General corporate	(16,414)	(13,953)	(5,678)

Total income from operations	$124,782	$67,730	$13,518

Depreciation and Amortization Expense:
Oilfield Services	$16,838	$10,434	$5,751
Drilling & Completion	11,288	4,074	—
Rental Services	26,353	7,268	492
General corporate	502	343	118

Total depreciation and amortization expense	$54,981	$22,119	$6,361

Capital Expenditures:
Oilfield Services	$48,610	$29,077	$16,651
Drilling & Completion	28,911	5,770	—
Rental Services	34,883	4,538	435
General corporate	747	312	681

Total capital expenditures	$113,151	$39,697	$17,767

	As of December 31,
	2007	2006	2005
Goodwill:
Oilfield Services	$30,493	$18,199	$12,417
Drilling & Completion	1,523	1,504	—
Rental Services	106,382	106,132	—
General corporate	—	—	—

Total goodwill	$138,398	$125,835	$12,417

Assets:
Oilfield Services	$299,300	$215,199	$124,638
Drilling & Completion	235,020	185,677	—
Rental Services	454,216	453,802	8,034
General corporate	65,049	53,648	4,683

Total assets	$1,053,585	$908,326	$137,355

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)

	Years Ended December 31,
	2007	2006	2005
Revenues:
United States	$339,476	$231,852	$101,261
International	231,491	79,112	6,761

Total revenues	$570,967	$310,964	$108,022

	As of December 31,
	2007	2006	2005
Long Lived Assets:
United States	$655,513	$574,302	$97,390
International	180,178	153,262	4,313

Total long lived assets	$835,691	$727,564	$101,703

NOTE 15 — SUPPLEMENTAL CASH FLOWS INFORMATION (in thousands)

	Years Ended December 31,
	2007	2006	2005
Interest paid	$40,363	$8,571	$3,924

Income taxes paid	$17,272	$5,796	$676

Other non-cash investing and financing transactions:
Insurance premiums financed	4,434	2,871	—
Purchase of equipment financed through assumption of debt or accounts payable	—	—	592

Non-cash investing and financing transactions in connection with acquisitions:
Fair value of Property and equipment	$4,345	$109,632	$1,750
Fair value of goodwill and other intangibles	350	4,010	—

	$4,695	$113,642	$1,750

Value of common stock, issued	$—	$94,980	$1,750
Seller financed note	1,600	750	—
Deferred tax liability	3,095	17,662	—
Accrued expenses	—	250	—

	$4,695	$113,642	$1,750

NOTE 16 — LEGAL MATTERS
     We are named from time to time in legal proceedings related to our activities prior to our bankruptcy in 1988; however, we believe that we were discharged from liability for all such claims in the bankruptcy and believe the likelihood of a material loss relating to any such legal proceeding is remote.
     We are involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)
NOTE 17 — SUBSEQUENT EVENTS
     On January 23, 2008, we entered into an Agreement and Plan of Merger with Bronco Drilling Company, Inc., or Bronco, whereby Bronco will become a wholly-owned subsidiary of Allis-Chalmers. The merger agreement, which was approved by our Board of Directors and the Board of Directors of Bronco, provides that the Bronco stockholders will receive aggregate merger consideration with a value of approximately $437.8 million, consisting of (a) $280.0 million in cash and (b) shares of our common stock, par value $0.01 per share, having an aggregate value of approximately $157.8 million. The number of shares of our common stock to be issued will be based on the average closing price of our common stock for the ten-trading day period ending two days prior to the closing. Completion of the merger is conditioned upon, among other things, adoption of the merger agreement by Bronco’s stockholders and approval by our stockholders of the issuance of shares of our common stock to be used as merger consideration.
     In order to finance some or all of the cash component of the merger consideration, the repayment of outstanding Bronco debt and transaction expenses, we expect to incur debt of up to $350.0 million. We intend to obtain up to $350.0 million from either (1) a permanent debt financing of up to $350.0 million or (2) if the permanent debt financing cannot be consummated prior to the closing date of the merger, the draw down under a senior unsecured bridge loan facility in an aggregate principal amount of up to $350.0 million to be arranged by RBC Capital Markets Corporation and Goldman Sachs Credit Partners L.P., acting as joint lead arrangers and joint bookrunners. We executed a commitment letter, dated January 28, 2008, with Royal Bank of Canada and Goldman Sachs who have each, subject to certain conditions, severally committed to provide 50% of the loans under the senior unsecured bridge facility to us. This commitment for the bridge loan facility will terminate on July 31, 2008, if we have not drawn the bridge facility by such date and the merger is not consummated by such date. The commitment may also terminate prior to July 31, 2008, if the merger is abandoned or a material condition to the merger is not satisfied or we breach our obligations under the commitment letter. We may use the proceeds of the bridge facility to finance the cash component of the merger consideration, repay outstanding Bronco debt and pay transaction expenses.
     On January 29, 2008, Burt A. Adams resigned as our President and Chief Operating Officer, effective February 28, 2008. Mr. Adams will remain as a member of our Board of Directors. On January 29, 2008, Mark C. Patterson was elected our Senior Vice-President — Rental Services. On January 29, 2008, Terrence P. Keane was elected our Senior Vice-President — Oilfield Services.
     On January 31, 2008, we entered into an agreement with BCH Ltd., or BCH, to invest $40.0 million in cash in BCH in the form of a 15% Convertible Subordinated Secured debenture. The debenture is convertible, at any time, at our option into 49% of the common equity of BCH. At the end of two years, we have the option to acquire the remaining 51% of BCH from its parent, BrazAlta Resources Corp., or BrazAlta, based on an independent valuation from a mutually acceptable investment bank. BCH is a Canadian-based oilfield services company engaged in contract drilling operations exclusively in Brazil.
     On February 15, 2008, through our DLS subsidiary in Argentina, we entered into a $25.0 million import finance facility with a bank. Borrowings under this facility will be used to fund a portion of the purchase price of the new drilling and service rigs ordered for our Drilling and Completion segment. The facility is available for borrowings until December 31, 2008. Each drawdown shall be repaid over four years in equal semi-annual instalments beginning one year after each disbursement with the final principal payment due not later than March 15, 2013. Interest is payable every six months. The import finance facility is unsecured and contains customary events of default and financial covenants and limits DLS’ ability to incur additional indebtedness, make capital expenditures, create liens and sell assets.
NOTE 18 — SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED) (in thousands, except per share amounts)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Year 2007
Revenues	$135,900	$143,362	$147,881	$143,824
Operating income	31,470	41,474	31,148	20,690
Net income	$12,165	$19,504	$12,987	$5,784

Income per common share:
Basic	$0.38	$0.56	$0.37	$0.17

Diluted	$0.37	$0.55	$0.37	$0.16

ALLIS-CHALMERS ENERGY INC.
Notes to Consolidated Financial Statements — (Continued)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Year 2006
Revenues	$47,911	$61,383	$86,772	$114,898
Operating income	8,856	16,108	19,336	23,430
Net income	$4,423	$9,594	$11,253	$10,356

Income per common share:
Basic	$0.26	$0.53	$0.52	$0.41

Diluted	$0.23	$0.50	$0.50	$0.40

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit Number	Description
23.1	Consent of Independent Registered Public Accounting Firm

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.
By:	/s/ Theodore F. Pound III
	Name:	Theodore F. Pound III
	Title:	General Counsel and Secretary

Dated: July 25, 2008

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of Independent Registered Public Accounting Firm